As filed with the Securities and Exchange Commission on August 2, 2010

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xtreme Oil & Gas, Inc. and Subsidiaries

(Exact name of registrant as specified in its charter)

Nevada	1381	20-8295316
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Willard G. McAndrew III
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
Telephone: (214) 432-8002
Fax: (214) 432-8005

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices and registered agent)

With Copies to:
Robert A Forrester
1755 North Collins Blvd., Suite 360
Richardson, Texas 75080
Telephone: (972) 437-9898
Fax: (972) 480-8406

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to	Amount to be	Offering Price	Aggregate	Amount of
be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee

Common Stock (3)(4)	5,500,000	$1.50	$8,250,000	$588.23

Total	5,500,000		$8,250,000	$588.23

(1) Represents shares of our common stock being registered for resale that have been issued or will be issued to the selling stockholders named in the registration statement.

(2)  Estimated solely for the purposes of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.

(3)  Represents shares we may put to Kodiak Capital Group, LLC pursuant to the terms of a Term Sheet and proposed Investment Agreement.  That Term Sheet and Investment Agreement provides that we can put to Kodiak up to $5,000,000 worth of our shares of common stock.  The 4,000,000 shares represents our estimate of the maximum number of shares we may issue under the investment of which 2,000,000 are anticipated to have been issued prior to the effective date of this registration statement.  The actual number of shares issued may be higher or lower than 4,000,000.

(4) Includes 1,500,000 shares of Common Stock by certain pre-existing shareholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)	Dated July __, 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

XTREME OIL & GAS, INC.

5,500,000 Shares of Common Stock

This prospectus relates to the resale of up to 5,500,000 shares of the common stock, par value $0.001 per share, of Xtreme Oil & Gas, Inc., a Nevada corporation (the “ Common Stock ”), by the selling stockholders. Of the 5,500,000 shares of Common Stock, 2,000,000 shares are currently owned by Kodiak Capital Group LLC, a Delaware limited liability company (“ Kodiak ”) and 1,500,000 shares owned by shareholders other than Kodiak. The balance of such shares are subject to the terms of a Term Sheet and proposed Investment Agreement with Kodiak pursuant to which we have the right to “put” to Kodiak (the “ Put Right ”) up to $2.5 million in shares of our common stock (the “Investment Agreement” or “Equity Line of Credit”).

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right. We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act ”) in connection with the resale of our common stock under the Equity Line of Credit.  At times chosen by us and if we choose to sell to Kodiak more than the initial 2,000,000 shares of Common Stock pursuant to the Put Right, Kodiak will pay us 90% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Term Sheet.

Our common stock is quoted on the Pink Sheets under the symbol “XTOG.PK”. The last reported sale price of our common stock on the Pink Sheets on July 10, 2010, was approximately $1.55 per share.

It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE SIX FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by the selling stockholders.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right if we choose to exercise the Put Right.

The date of this prospectus is July __ 2010

Table Of Contents
Prospectus Summary	3
Risk Factors	6
Forward-Looking Statements	15
Use of Proceeds	15
Selling Security Holders	16
Plan of Distribution	17
Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters	18
Description of Business	19
Legal Proceedings	26
Management's Discussion and Analysis of Financial Condition and Results of Operations	27
Directors, Executive Officers, Promoters and Control Persons	34
Executive Compensation	35
Security Ownership of Certain Beneficial Owners and Management	37
Certain Relationships and Related Transactions, and Corporate Governance	38
Description of Securities to be Registered	39
Where You Can Find Additional Information	40
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	40
Legal Matters	41
Experts	41
Transfer Agent	41
Financial Statements	F-1

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”  References to “Genesis,” “our,” “our company,” “us,” or “the Company” refer to Xtreme Oil & Gas, Inc. and its subsidiaries, unless the context indicates otherwise.

About Us

In October 2006, Emerald Energy Partners LLC purchased a 22.275% interest in two contiguous oil and gas properties in Brown County Texas, the West Thrifty Unit and the Quita Field. In December 2006, Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC and changed its name to Xtreme Oil & Gas, Inc.

Xtreme Technologies, Inc. was incorporated in Washington in 2003 and focused on telecommunications technologies. By early 2006 that business ceased operations and, immediately prior to its acquisition of Emerald Energy Partners, LLC, affected a one for 500 reverse stock split leaving 185,516 shares outstanding. Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC for 7,960,000 shares of Common Stock.

The acquisition of Emerald Energy Partners, LLC is treated for accounting purposes as an acquisition of Xtreme Technologies, Inc. by Emerald Energy Partners and a re-capitalization of the limited liability company. With the acquisition of Emerald Energy Partners LLC, we began to acquire and to develop additional oil and gas properties.

In 2007 we sold our interest in the West Thrifty and Quita fields for interests in other fields in Texas, ultimately reacquiring in February 2008 a 100% working interest in the West Thrifty and Quita, a 65% net revenue interest after granting an overriding royalty of 5% to two of our executives, 2.5% of which has since been reacquired by the Company.

In 2008, we developed two prospects, one of which we subsequently sold and another we farmed out to a third party.  In 2009 we began drilling on our Lionheart prospect and initiated our plan to develop a salt water disposal well in Oklahoma.

In May 2010 we sold our interest, approximately 50.78%, in Small Cap Strategies, Inc., a corporation whose common stock is registered under Section 12 of the Securities Exchange Act of 1934. The purchaser, a principal in that company, exchanged 1,160,000 shares of our stock owned by the purchaser for our interest. In addition, we assigned to the purchaser a $40,000 receivable owed to us by Small Cap Strategies, Inc. and the purchaser agreed to pay us an additional $35,000. We had acquired Small Strategies, Inc. in July 2008.

In March 2009, we reincorporated through a merger in Nevada, a merger that was ratified in December 2009 by 73.9% of the holders of common stock. See” Description of Securities” and Certain Relationships and Related Transactions.

Our Approach to the Business

We believe there are opportunities to acquire properties that formerly produced oil and gas or are now operating under marginal circumstances and can be redeveloped for profitable operation using newer production techniques. These opportunities are primarily the result of neglect or abandonment of oil and gas producing properties owned by persons lacking the capital and other resources necessary to bring the properties back into production and develop recoverable hydrocarbons that remain. When we identify such a prospect we determine whether there is reason to believe the prospect has remaining hydrocarbons yet to be produced, determine a value for the prospect, and, if warranted under all the circumstances, pursue acquisition of the prospect.

About this Offering

This prospectus relates to the resale of up to 5,500,000 shares of common stock of which 1,500,000 will be by certain existing shareholders and up to 4,000,000 shares will be offered by Kodiak Capital Group LLC as follows:

•
2,000,000 shares of common stock issuable to Kodiak Capital Group, LLC no more than 30 days following the date of the filing of this registration statement in consideration of the purchase for cash at $1.25 per share pursuant to a Term Sheet with us dated May 26, 2010, the related Investment Agreement and Registration Rights Agreement, agreements that formally obligate Kodiak Capital Group LLC, have not been executed as of the date hereof.

Prospectus Summary - continued

About this Offering - continued

•	2,000,000 shares of common stock issuable to Kodiak Capital Group, LLC in 2010 pursuant to the Term Sheet and proposed Investment Agreement.

Pursuant to the Term Sheet, we shall have the right, but not the obligation, to “put” to Kodiak (the “Put Right”) up to $5 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). In the Term Sheet, Kodiak committed to purchase 2,000,000 shares at $1.25 no more than 30 days following the filing of this registration statement. Accordingly, this prospectus relates to the resale of up to 4,000,000 shares of our common stock by Kodiak of which 2,000,000 are anticipated to have been purchased prior to the date this prospectus is declared effective by the Securities and Exchange Commission.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 4,000,000 shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 4,000,000, depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 4,000,000 shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The initial put shall be closed within 30 days of the date of the filing of this registration statement in the amount of $2,500,000 and shall be priced at $1.25 per share.

The Term Sheet provides, in part, that following notice to Kodiak, we may put to Kodiak up to $5,000,000 in shares of our common stock for a purchase price equal to 90% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The $5,000,000 will be decreased by the $2,500,000 amount set forth in the immediately preceding paragraph. The dollar value that we will be permitted to put in subsequent transactions will be either: (a) $500,000 or (b) 200% of the average daily volume in the U.S. market of the common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice.

The shares purchased by Kodiak will be priced at the lowest bid in the five consecutive trading days immediately after the day we exercise the Put Right.

Kodiak has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers, in part, the resale of our stock by Kodiak either in the open market or to other investors through negotiated transactions.  Kodiak’s obligations under the Term Sheet are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

Kodiak will only purchase additional shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the Investment Agreement and the attendant Registration Rights Agreement;

•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $5,000,000 of our common stock;

Prospectus Summary - continued

About this Offering - continued

•	we file or otherwise enter an order for relief in bankruptcy; or

•	our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize any or the full amount available under the Equity Line of Credit.

THE OFFERING

Common stock offered by selling stockholders:
Up to 5,500,000 shares of common stock which would represent approximately 12.7% of our outstanding common stock, of which 3,500,000, or approximately 8.1% of our shares currently outstanding, will have already been issued by the effective date of this registration statement.

Common stock presently outstanding	43,155,637

Common stock to be outstanding prior to effective date	45,155,637

Common stock to be outstanding after the offering:	Up to 47,155,637 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.

Risk factors:
You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page six and all other information set forth in this prospectus before investing in our common stock.

Pink Sheet Trading Symbol:	XTOG.PK

Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained in this filing before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks related to our business

Because our auditors have issued a going concern opinion and we may not be able to achieve our objectives, we may have to suspend business operations should capital or other resources, such as management or other personnel cease to be available.

Our auditors’ report in our December 31, 2009, consolidated financial statements, expressed an opinion that the Company’s capital resources as of December 31, 2009 are not sufficient to sustain operations. These conditions raise substantial doubt about our ability to continue as a going concern. There is the distinct possibility that we will no longer be a going concern and will cease operations.

We depend heavily on our senior management and we may be unable to replace key executives if they leave

The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects.  Our operations and prospects depend in large part on the performance of our senior management team, particularly Willard G. McAndrew III, Chief Executive Officer. In addition, we may not be able to find qualified replacements for him if his services are no longer available.

Mr. McAndrew will continue to have substantial control over us and could delay or prevent a change in corporate control.

As of December 2009, Mr. McAndrew owns all of our Nontransferable Preferred Stock, preferred stock having votes equal to 1.1 times the number of common shares outstanding. See Security Ownership of Certain Beneficial Owners and Management. As a result, Mr. McAndrew will have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Mr. McAndrew will have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control of our company;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves.

We are dependent on our ability to obtain financing to supplement our cash flow from operations. Historically, we have financed our business plan and operations primarily with issuances of common stock. We also require capital to continue operations and to fund our capital budget focused on the development of oil and gas properties. Production of oil and gas will require significant capital expenditures and successful drilling operations. We will be required to meet our needs from our internally generated cash flows, debt financings and equity financings.

If our revenues decrease as a result of lower commodity prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations and available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our projects, which in turn could lead to a possible loss of properties and a decline in any oil and gas we may recover.

Risk Factors - continued

Risks related to our business - continued

With the infusion of $2,500,000 pursuant to our agreement with Kodiak Capital Group, we believe we will be able to meet our operating requirements for 12 months following that sale of stock. Nonetheless our cash requirements for drilling and completion costs on our existing properties are large and can only be partially met with those funds. The lack of capital resources will also impede our acquisitions of new properties.

Drilling and exploring for, and producing, gas and oil are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Drilling and exploration are the main methods we use to replace our hydrocarbons. However, drilling and exploration operations may not result in any increases in hydrocarbons for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive gas or oil reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents;

•	adverse weather conditions, including tornados;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in gas and oil prices;

•	limitations in the market for gas and oil;

•	surface access restrictions;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain. Even when used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists and geologists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or producible economically. In addition, the use of 3-D seismic and other advanced technologies require greater predrilling expenditures than traditional drilling strategies.

In addition, higher gas and oil prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations that we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our production and reduce our revenues.

We may not discover commercial quantities of oil and gas reserves, which will impact our ability to meet our business goals.

Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to create a positive cash flow for the Company or that the projects in which we elect to participate will be successful. Our planned projects may not result in significant reserves or  we may not have future success in drilling productive wells at economical reserve replacement costs.

Risk Factors - continued

Risks related to our business - continued

Oil and gas prices are volatile and an extended decline in prices can significantly affect our financial results, impede our growth and hurt our business prospects.

Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties could be affected by the then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:

•	have a material adverse effect on our results of operations,

•	limit our ability to attract capital,

•	make the formations we are targeting significantly less economically attractive,

•	reduce our cash flow and borrowing capacity, and

•	reduce the value and the amount of any future reserves.

Various factors beyond our control will affect prices of oil and gas, including:

•	worldwide and domestic supplies of oil and gas,

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

Our exploration and development activities are subject to reservoir and operational risks which may lead to increased costs and decreased production.

The marketability of our oil and gas production, if any, will depend in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or flawed drilling operations. Operational risks include hazards such as fires, explosions, craterings, blowouts uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial condition and results of operations.

We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results.

It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. If the title to the leases acquired is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state’s interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

Currently, all of our properties are located in Texas and Oklahoma, and our leases are primarily attributable to fields in those areas, making us vulnerable to risks associated with having our production concentrated in a small area.

The vast majority of our producing properties are geographically concentrated in Texas and Oklahoma, and our leases are primarily attributable to the fields in that area. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailments of production, natural disasters, interruption of transportation of gas produced from the wells in these basins or other events that impact these areas.

Identified drilling locations that we decide to drill may not yield gas or oil in commercially viable quantities and are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our drilling locations are in various stages of evaluation, ranging from locations that are ready to be drilled to locations that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular drilling location will yield gas or oil in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively before drilling whether gas or oil will be present or, if present, whether gas or oil will be present in commercial quantities. The analysis that we perform may not be useful in predicting the characteristics and potential reserves associated with our drilling locations. As a result, we may not find commercially viable quantities of gas and oil.

Risk Factors - continued

Risks related to our business - continued

Our drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of factors, including gas and oil prices, costs, the availability of capital, seasonal conditions, regulatory approvals and drilling results. Because of these uncertainties, we do not know when the unproved drilling locations we have identified will be drilled or if they will ever be drilled or if we will be able to produce gas or oil from these or any proved drilling locations. As such, our actual drilling activities may be materially different from those presently identified, which could adversely affect our business, results of operations or financial condition.

Unless we replace our gas and oil reserves, our reserves and production will decline.

Our future gas and oil production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our level of production and cash flows will be affected adversely. In general, production from gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. The oil and gas on our leases will decline as our wells produce unless we conduct other successful exploration and development activities or acquire properties containing oil and gas, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of gas and oil would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring reserves.

Our actual production, revenues and expenditures related to our oil and gas prospects are likely to differ from our estimates of hydrocarbons. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve reports. These differences may be material.

We estimate the amount of hydrocarbons available in our prospects. Petroleum engineering is a subjective process of estimating underground accumulations of gas and oil that cannot be measured in an exact manner. Estimates of economically recoverable gas and oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future gas and oil prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all estimates of recoverable oil and gas are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of gas and oil that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future gas and oil prices.

Estimates of proved undeveloped reserves are even less reliable than estimates of proved developed reserves.

Furthermore, different engineers may make different estimates of recoverable oil and gas and cash flows based on the same available data. Our actual production, revenues and expenditures will likely be different from estimates and the differences may be material. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for gas and oil;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

Risk Factors - continued

Risks related to our business - continued

You should not assume that the present value of future net revenues from our potential recoverable oil and gas is the current market value of our estimated gas and oil reserves. All of our reserves are undeveloped.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, equipment, supplies and qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in the areas where we operate, we could be materially and adversely affected.

Competition in the oil and gas industry is intense, and many of our competitors have resources that are greater than ours.

We operate in a highly competitive environment for acquiring prospects and productive properties, marketing gas and oil and securing equipment and trained personnel. Many of our competitors are major and large independent oil and gas companies that possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

We depend on our management team and other key personnel. Accordingly, the loss of any of these individuals could adversely affect our business, financial condition and the results of operations and future growth.

Our success largely depends on the skills, experience and efforts of our management team and other key personnel. The loss of the services of one or more members of our senior management team or of our other employees with critical skills needed to operate our business could have a negative effect on our business, financial condition, results of operations and future growth. We have entered into employment agreements with Willard McAndrew, our President and Chief Executive Officer and Nicholas DeVito, our Chief Operating Officer. See “Executive Compensation - Employment agreements and other arrangements.” If any of these officers or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. Our ability to manage our growth, if any, will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

We are subject to complex governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, gas and oil, and operating safety, and protection of the environment, including those relating to air emissions, wastewater discharges, land use, storage and disposal of wastes and remediation of contaminated soil and groundwater. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may encounter reductions in reserves or be required to make large and unanticipated capital expenditures to comply with governmental laws and regulations, such as:

•	price control;

•	taxation;

•	lease permit restrictions;

Risk Factors - continued

Risks related to our business - continued

•	drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions; and

•	permitting requirements.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	well reclamation costs, soil and groundwater remediation costs; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed, and our cost of operations could significantly increase as a result of environmental safety and other regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects. Intricate and changing environmental and other regulatory requirements may require substantial expenditures to obtain and maintain permits. If a project is unable to function as planned, for example, due to costly or changing requirements or local opposition, it may create expensive delays, extended periods of non-operation or significant loss of value in a project.

Technological changes could put us at a competitive disadvantage.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

Our oil and gas business depends on transportation facilities owned by others.

The marketability of our potential oil and gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Attempts to grow our business could have an adverse effect on our ability to manage our growth effectively.

Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although this rapid growth may not occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

Our results are subject to quarterly and seasonal fluctuations.

Our quarterly operating results have fluctuated in the past and could be negatively impacted in the future as a result of a number of factors, including:

•	seasonal variations in gas and oil prices;

•	variations in levels of production; and

•	the completion of exploration and production projects.

Risk Factors - continued

Risks related to our business - continued

Market conditions or transportation impediments may hinder our access to gas and oil markets or delay our production.

Market conditions, the unavailability of satisfactory gas and oil processing and transportation may hinder our access to gas and oil markets or delay our production. The availability of a ready market for our gas and oil production depends on a number of factors, including the demand for and supply of gas and oil and the proximity of reserves to pipelines or trucking and terminal facilities. In addition, the amount of gas and oil that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to the gathering or transportation system or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months, and in many cases we are provided with limited, if any, notice as to when these circumstances will arise and their duration. As a result, we may not be able to sell, or may have to transport by more expensive means, the gas and oil production from wells or we may be required to shut in gas wells or delay initial production until the necessary gathering and transportation systems are available. Any significant curtailment in gathering system or pipeline capacity, or significant delay in construction of necessary gathering and transportation facilities, could adversely affect our business, financial condition or results of operations.

Environmental liabilities may expose us to significant costs and liabilities.

There is inherent risk of incurring significant environmental costs and liabilities in our gas and oil operations due to the handling of petroleum hydrocarbons and generated wastes, the occurrence of air emissions and water discharges from work-related activities and the legacy of pollution from historical industry operations and waste disposal practices. We may incur joint and several or strict liability under these environmental laws and regulations in connection with spills, leaks or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, many of which have been used for exploration, production or development activities for many years, oftentimes by third parties not under our control. Private parties, including the owners of properties upon which we conduct drilling and production activities as well as facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our production or our operations or financial position. We may not be able to recover some or any of these costs from insurance.

Our growth strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

Our growth strategy may include acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully.

Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations;

•	potential loss of key employees of the acquired companies;

•	potential lack of operating experience in a geographic market of the acquired business; and

•	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

Risk Factors - continued

Risks related to our business - continued

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to drilling rigs, resulting in suspension of operations;

•	weather-related damage to our facilities;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur or escalate, the resulting political instability and societal disruption could reduce overall demand for gas and oil, potentially putting downward pressure on demand for our services and causing a reduction in our revenue. Gas and oil related facilities could be direct targets for terrorist attacks, and our operations could be adversely impacted if significant infrastructure or facilities we use for the production, transportation or marketing of our gas and oil production are destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become difficult to obtain, if available at all.

Risks related to this filing

There has been no public market for our common stock, and our stock price may fluctuate significantly.

There is currently no significant public market for our common stock, and an active trading market may not develop or be sustained after the sale of all of the shares covered by this filing. The market price of our common stock could fluctuate significantly as a result of:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts about us or the exploration and production industry;

•	liquidity and registering our common stock for public resale;

•	actual or unanticipated variations in our reserve estimates and quarterly operating results;

•	changes in gas and oil prices;

•	speculation in the press or investment community;

•	sales of our common stock by our stockholders;

•	increases in our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market and economic conditions, including the occurrence of events or trends affecting the price of gas; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

If a trading market develops for our common stock, stock markets in general experience volatility that often is unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Risk Factors - continued

Risks related to this filing - continued

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business.

Certain stockholders’ shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly.

As of June 30, 2010, we had outstanding 43,155,637 shares of common stock.  Sales of a substantial number of shares of our common stock in the public markets following this filing by any of our existing stockholders (or persons to whom our existing stockholders may distribute shares of our common stock), or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 200 million shares of common stock and 50 million shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

As a small company, we do not expect significant visibility or interest in us by the financial markets in the near term. The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about us and our business. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for acquisitions or operations. We may also acquire interests in outside companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the Pink Sheets does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us.  Our common stock is thus subject to this volatility.  Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

Risk Factors - continued

Risks related to this filing - continued

Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities will not be able to sell our shares without registration until one year after we have completed our initial business combination.

Our common stock can become subject to penny stock regulation.

As a penny stock, our common stock may become subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the NASDAQ Stock Market or another recognized stock exchange and has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3(a)(51) definition of a penny stock and have our common stock considered to be a “penny stock,” with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will not be considered a “penny stock” if our net tangible assets exceed $2,000,000 or our average revenue is at least $6,000,000 for the previous three years.

Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.”  Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by the selling stockholders. However, we will receive proceeds from the sale of our common stock to Kodiak pursuant to the Term Sheet. The proceeds from our exercise of the Put Right pursuant to the Investment Agreement will be used for existing trade payables and working capital and general corporate purposes.

First $2,500,000

On-going Operations	$2,500,000

Second $2,500,000

On-going Operations	$2,500,000

Selling Security Holders

Kodiak Capital Group, LLC, a broker-dealer, may sell up to 4,000,000 shares of our Common Stock from time to time in one or more offerings under this prospectus, including 2,000,000 shares which are to be issued to Kodiak within 30 days of the filing date of this registration statement. Kodiak may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. We do not anticipate Kodiak to own any shares upon the completion of this offering.

In addition, we are registering 1,500,000 shares for the following additional shareholders:

Selling Owner	Shares
EL Shockey	250,000
AranWest Ltd.	100,000
Art Lungren	25,000
Ben Doherty	50,000
Bill Perrott	30,000
Bob Greeves	135,000
David Van Vort	100,000
Don Combs	70,000
EC Davenport	5,000
Ed Devereaux	50,000
Ed Wong	50,000
Eric Stoave	20,000
Floyd Wiseman	20,000
Fran Lucci-Pannozzo	10,000
Gary Bryant	100,000
Gil Dunham	25,000
Howard Stillman	5,000
Jaime Ramirez	50,000
JD Kerr	25,000
John Goodkuntz	20,000
Keith Robinson	25,000
Lola Young	70,000
Marie Mossier	25,000
Omar Jimenez	10,000
Rob Hopson	5,000
Rob Katz	15,000
Steve Jones	25,000
Steve Pouls	20,000
Tom Rogers	20,000
Vickie Beard	25,000
Jerry Monday	15,000
Barry Fitzgerald	27,000
Lisa Cobb	10,000
Frank Iaquinta	15,000
Amy Solland	10,000
Mark Henne	9,000
Paul Burgdorff	4,000
Barbara Wright	30,000

Plan of Distribution

This prospectus includes 4,000,000 shares of common stock offered by Kodiak and 1,500,000 shares by others identified in the above table.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the Pink Sheets or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	An exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	Any other method permitted pursuant to applicable law.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person.  In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells.  In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Plan of Distribution - continued

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.  If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Market Price of and Dividends on the Registrant’s
Common Equity and Related Stockholder Matters

Market Price and Stockholder Matters

Xtreme’s common stock trades in the pink sheets market and quotations for the common stock are listed in the “Pink Sheets” published by the National Quotation Bureau under the symbol “XTOG”. The following table sets forth for the respective periods indicated the prices of Xtreme’s common stock in this market as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter	Low	High
	Ended	Bid ($)
March 31, 2007	1.00	3.50
June 30, 2007	2.50	2.50
September 30, 2007	2.50	2.50
December 31, 2007	1.00	1.00

March 31, 2008	1.00	1.00
June 30, 2008	1.50	1.50
September 30, 2008	1.01	1.01
December 31, 2008	1.05	1.05

March 31, 2009	.90	.90
June 30, 2009	1.25	1.25
September 30, 2009	1.25	1.25
December 31, 2009	1.25	1.25

March 31, 2010	1.50	1.50

On July 1, 2010 there were 194 holders of record of our common stock listed by our transfer agent.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

Description of Business and Properties

Our Company

In October 2006, Emerald Energy Partners LLC purchased a 22.275% interest in two contiguous oil and gas properties in Brown County Texas, the West Thrifty Unit and the Quita Field. In December 2006, Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC and changed its name to Xtreme Oil & Gas, Inc.

Xtreme Technologies, Inc. was incorporated in Washington in 2003 and focused on telecommunications technologies. By early 2006 that business ceased operations and, immediately prior to its acquisition of Emerald Energy Partners, LLC, effected a one for 500 reverse stock split leaving 185,516 shares outstanding. Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC for 7,960,000 shares of Common Stock.

The acquisition of Emerald Energy Partners, LLC is treated for accounting purposes as an acquisition of Xtreme Technologies, Inc. by Emerald Energy Partners and a re-capitalization of the limited liability company. With the acquisition of Emerald Energy Partners LLC, we began to acquire and to develop additional oil and gas properties.

In March 2009, we reincorporated through a merger in Nevada, a merger that was ratified in December 2009 by 73.9% of the holders of common stock, an action we believed appropriate to approve the measure. Management sought the approval of the merger by at least two-thirds of the holders of common stock. “See Description of Securities.”

In May 2010 we sold our interest, approximately 50.78%, in Small Cap Strategies, Inc., a corporation whose common stock is registered under Section 12 of the Securities Exchange Act of 1934. The purchaser, a principal in that company, exchanged 1,160,000 shares of our stock owned by the purchaser for our interest. In addition, we assigned to the purchaser a $40,000 receivable owed to us by Small Cap Strategies, Inc. and the purchaser agreed to pay us an additional $35,000. We had acquired Small Strategies, Inc. in July 2008.

Our Approach to the Business

We believe there are opportunities to acquire properties that formerly produced oil and gas or are now operating under marginal circumstances and can be redeveloped for profitable operation using newer production techniques. These opportunities are primarily the result of neglect or abandonment of oil and gas producing properties owned by persons lacking the capital and other resources necessary to bring the properties back into production and develop recoverable hydrocarbons that remain. When we identify such a prospect we determine whether there is reason to believe the prospect has remaining hydrocarbons yet to be produced, determine a value for the prospect, and, if warranted under all the circumstances, pursue acquisition of the prospect.

In addition, we plan to drill and operate saltwater disposal wells and began our first saltwater disposal well in the first half of 2010.

Our primary focus is on older mature production areas where production histories, reservoir evaluations, and other data on the properties are available. Such information is obtained either from the entity that owns the property or from public records of governmental agencies that regulate oil and gas producing activities. Well logs available on the properties facilitate the calculation of an estimate of initial oil or gas volume in place, while decline curves from recorded production history facilitate our judgment of hydrocarbons that can be recovered. We use this information to identify and value potential acquisitions, and to develop a plan for developing and improving production on properties acquired.

After acquisition of a property, we perform an extensive field study either in-house, thereafter submitting it to outside review, or commission an independent party to conduct a study, which is then reviewed by the in-house staff. The objective is to decide upon the most cost-efficient and operationally efficient way to produce the hydrocarbons remaining and recoverable on that property. Xtreme applied this process of evaluation and purchase to the acquisition of its current working interest in oil and gas properties, such as the West Thrifty and Lionheart fields.

Historically, Xtreme has focused its acquisition and development activities in Oklahoma and North Texas, and Xtreme intends to continue with that geographic focus. Nevertheless, should Xtreme receive unsolicited proposals on the acquisition of properties in other states that are attractive, we will investigate and, if warranted, make an effort to acquire an interest in such properties at an acceptable price.

Our Chief Executive Officer, Willard McAndrew, leads our evaluation process, consulting with professionals engaged by the Company. Our Chief Operating Officer, Nicholas DeVito, manages the development and operation of properties with our Chief Executive Officer, contracting with third parties to drill a prospect. We presently do not have an engineering staff nor do we have employees engaged in the daily operations and drilling of wells. In the near future, we do not anticipate hiring additional professionals or others to evaluate, drill or operate our wells. We expect to hire independent contractors to perform these functions on a project by project basis.

Description of Business and Properties - continued

Our Approach to the Business - continued

Generally, Xtreme will acquire properties for the long term and will not look to sell except through drilling joint ventures and partnerships with other investors; although circumstances could arise where Xtreme may elect to re-balance its portfolio by selling or trading lesser producing properties in order to redeploy capital to a better opportunity in other areas of activity. Also, Xtreme will operate its own properties and it is not expected to participate in any projects as a passive investor.  We expect that drilling projects for the foreseeable future will be financed by selling Common Stock or by selling interest through joint ventures or partnerships with additional investors with Xtreme maintaining approximately a 50% working interest in the property.

Xtreme holds working interests in its oil and gas properties and is, therefore, responsible with other working interest owners, if any, for the payment of its proportionate share of the operating expenses of the wells. Working interest owners are typically responsible for all lease operating and production expenses. Royalty owners and over-riding royalty owners receive a percentage of gross oil and gas production revenue for a particular lease and are not responsible for the costs of operating the lease.

As of December 31, 2009, the company owns working interest on 1,832 surface acres containing 65 oil wells and drilling locations in Texas and Oklahoma.

Current Oil and Natural Gas Projects

We are in the process of building our portfolio of oil and natural gas properties. We believe that the application of advanced drilling, completion and stimulation technologies combined with a strong commodity pricing environment could make profitable the development of oil and gas prospects that were formerly productive or are now operating under marginal circumstances.

As of January 1, 2010, we owned and operated three locations in Texas and Oklahoma. Several of these fields have been drilled and are producing while we are determining the final drilling locations and technological approaches for the others.

West Thrifty Unit/Quita Field

In October 2006, Emerald Energy acquired a 22.275% interest, a 15% net revenue interest, in the West Thrifty Unit (the “WTU”) and the Quita Field (the “Quita”). The WTU is located in Brown County, Texas, on 1,272 and 400 contiguous surface acres, respectively. The WTU has 53 wells, all drilled to the Fry Sand, a producing zone located at a depth of approximately 1,300 feet, with the Quita having ten wells, all drilled to deeper formations, the Caddo and Ellenberger formations.

We acquired the balance of the WTU working interest of 77.725% by February 2008. Our 100% working interest was a 65% net revenue interest with two over riding royalties totaling 5% being assigned to two of the then principals of the Company, one of which was Mr. McAndrew. For these transactions we paid 6,860,000 shares of stock and valued our working interest in the West Thrifty Unit at $5,034,400.

We intend to redevelop these two fields as existing wells having been produced over several years and are now marginally producing, if at all. We plan to continue our water flooding operations in different parts of the fields which will require a significant capital investment to bring these new operations to fruition, a portion of the proceeds of this offering being utilized to preliminarily develop this prospect and anticipate, either through the issuance of additional shares or through drilling programs, to develop the prospect.  We will be injecting water into older wells to drive production to other existing wells, anticipating about 20% to 30% of the existing wells being productive. We also performed some development work in the Quita field in 2008 using chemical tracers to determine fluid flow patterns.  While we achieved an increase in production, we believe that the initial development plan over stimulated the field and did not maximize he prospect’s potential. Our plan is to re-enter the field using less aggressive water flooding and chemical production techniques.

We have sold portions of working interests in both fields. In January 2008, we sold a 75% working interest in three of the wells located in the Quita, and in May of the same year, we sold a 50% working interest in another Quita well.

Description of Business and Properties - continued

Current Oil and Natural Gas Projects - continued

In 2009, we sold a 10% working interest in the WTU for $250,000 cash.

The Company is the Operator of the WTU and the Quita Field.

I.R.A. Oil & Gas, LLC and the KT Energy 1 LLC

We acquired I.R.A. Oil and Gas, LLC in October 2007 for warrants to purchase 400,000 shares of common stock, assets valued at $50,000 (a performance bond) and the assumption of debt. At the end of 2007 we wrote off $266,966 in goodwill originally accrued as part of that transaction and the warrants were subsequently returned to the Company.  I.R.A. Oil & Gas, LLC, now named Xtreme Operating Co., LLC, is licensed by the State of Texas to act as an operator of oil and gas properties; we conduct our drilling operations through this entity.

In 2007 and in conjunction with the acquisition of I.R.A Oil & Gas, LLC as well as the original Emerald Energy Partner LLC, we acquired interests in two West Texas leases, the Fennell Unit and the Smith-Goode properties. In August 2007, we contributed our interest in the Fennell Unit and the Smith-Goode Property for a 50% membership interest in KT Energy 1, LLC (“KT“), plus the Company issued 1,000,000 shares of its common stock to other members. We recorded $440,000 as the value of our interest in the partnership. In April 2008, we relinquished our interest in the partnership for the return of the 1,000,000 shares of stock, the assumption of certain liabilities of I.R.A. Oil & Gas, LLC by KT and $125,000 cash paid to us.

Horsethief, Commanche, Fannin, Winston and Cookie Transactions.

In February 2008, we acquired five properties for $1,868,500, three of which (Horsethief, Commanche, and Fannin) we wrote off in 2008 for $1,616,000. In 2008 we determined that the title on these three properties was either clouded or had other issues that prevented development. Although we raised $400,000 for development of the Cookie, we determined that it too had similar problems and converted the interests sold in the Cookie property to interests in a drilling program developed for the Lionheart.

On December 10, 2009 we transferred through settlement agreement the interest in the Cookie and Winston properties back to the individual seller and/or entities affiliated with him.

Oil Creek

In March, 2008 we acquired the Oil Creek property, located in McLain County, OK. We drilled and completed this well under contract with a third party. We purchased a 10% working interest, retained a 12.5% carried interest, retained a 10% geological and generation interest and a 12.5% back-end after payout interest in this property. Within the Area of Mutual Interest (AMI) we are to receive these same terms on any other projects. See Legal Proceedings.

Lionheart

On December 29, 2008, we acquired the Lionheart property located in Logan County, OK. We recognized income from assets sales $1.8 million in 2009 from selling interests in this drilling project. In the summer of 2009, we began drilling on the prospect and in January 2010 began modest production on the prospect with plans to increase this production by using an acidizing and fracturing methodology.

The well began producing in January 2010 and continued production until February 17, 2010 when a vendor failed to properly secure their equipment.  Initial repairs were completed to the well in June 2010 and we are in the process of testing production flows before resuming operations. See “Legal Proceedings”

The Company is the Operator of the Lionheart property.

Salt Water Disposal Well

We are planning on beginning drilling on a salt water disposal well in the summer of 2010 located on the same property as the Lionheart, a program financed through a drilling program.

Oil and Natural Gas Properties

Estimated Proved Reserves

Estimates of proved reserves at December 31, 2009, were developed internally under the direction of our Chief Executive Officer, Willard G. McAndrew, who is experienced in reserve evaluations.

Description of Business and Properties - continued

Oil and Natural Gas Properties - continued

For 2009, we entered into a six step analysis to determine reserves: (i) review previous reserve estimates, all more than ten years old, and, in other instances, review geology and drilling recommendations; (ii) review completion and production reports for various properties; (iii) review and analyze production reports prior to the time we acquired the properties, if applicable; (iv) review production records of our properties; (v) develop possible productions and calculate the present value of the properties’ future cash flows; and (vi) conduct a feasibility analysis with respect to the resources to develop the projects. Each of these steps was directed by our Chief Executive Officer who managed development of the information.

The reserve information in this filing represents only estimates. There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, such as commodity pricing. Reserve engineering is a subjective process of estimating underground accumulations, judging the technologies that can be used to recover those accumulations, and the amount of the accumulations that can be recovered using those technologies, activities that cannot produce a certain, exact result. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary materially. In addition, results of drilling, testing and production subsequent to the date of an estimate may lead to revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent we acquire additional properties containing proved reserves or conduct successful development and exploration activities, or both, our proved reserves will decline as reserves are produced. For additional information about our reserves, see Supplementary Financial and Operating Information on Exploration, Development and Producing Activities, set forth in an unaudited portion of our financial statements.

We believe that the West thrifty Unit and Quita fields, areas discovered in the 1920’s, have produced approximately 38% of the recoverable oil and gas reserves.

Proved reserve estimates are based on the arithmetic average prices on the first day of each month, adjusted for regional price differentials, for the twelve month period ended December 31, 2009. The average Henry Hub spot market price was $3.87 per Mcf, resulting in a natural gas price of $4.06 per Mcf when adjusted for regional price differentials. The average spot price for oil was $53.48 per barrel, resulting in a price per barrel of oil of $54.23 when adjusted for regional price differentials. All prices and costs associated with operating were held constant in accordance with the amended SEC guidelines which were effective for financial statements for periods ending on or after December 31, 2009. The following table presents certain information as of December 31, 2009.

	Estimated Proved Reserves (Undeveloped)
	Oil	Natural Gas
Field	bbls	mmcf
West Thrifty Unit	1,174,428	-
Quita	302,400	-
Lionheart	864,000	1.0
Total	2,340,828	1.0

Production and Operating Statistics

The following table presents certain information with respect to our gross production and operating data for the periods presented:

	Year Ended December 31,
	2009	2008	2007
Gas
Production (mcf)	0	0	0
Revenue	0	0	0
Average production per day (mcf)*	0	0	0
Average sales price per mcf	0	0	0
Production costs **	0	0	0
Oil
Production (bbl)	5,500	6,972	0
Revenue	$196,249	$415,010	0
Average production per day (bbl)*	15.1	19.1	0
Average sales price per bbl	$53.48	$75.53	0
Production costs **	$562,000	$713,000	0

*      Average production is based on a 365 day year
**    Production costs, exclusive of work-over costs, are costs incurred to operate and maintain wells and equipment and to pay production taxes.

Description of Business and Properties - continued

Productive Wells and Acreage

The following table sets forth our interest in undeveloped acreage, developed acreage and productive wells in which we own a working interest as of December 31, 2009. Gross represents the total number of acres or wells in which we own a working interest. Net represents our proportionate working interest resulting from our ownership in the gross acres or wells. Productive wells are wells in which we have a working interest and that are producing and wells capable of producing oil or natural gas or both.

	Productive Wells		Developed Acres		Undeveloped Acres
Area	Gross	Net	Gross	Net	Gross	Net
Oil Creek	1	0	80	8	0	0
Lionheart	1	1	160	89	0	0
West Thrifty	53	34	1,272	1,144	0	0
Quita	10	5	400	500	0	0

Drilling Activity

The following table sets forth the number of completed gross exploratory and gross development wells drilled by us. The number of wells drilled refers to the number of wells commenced at any time during the respective year. Productive wells are producing wells and wells capable of production.

	Gross
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2009	0	0	0	1	0	1
Year ended December 31, 2008	0	0	0	1	0	1
Year ended December 31, 2007	0	0	0	0	0	0
	Net
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2009	0	0	0	1	0	1
Year ended December 31, 2008	0	0	0	0	0	0
Year ended December 31, 2007	0	0	0	0	0	0

The Company has no delivery commitments for oil or gas but is selling oil and gas to purchasers on request.

Industry and Economic Factors

In managing its business, Xtreme will face many factors inherent in the oil and gas industry. First and foremost is wide fluctuation of oil and gas prices. Historically, oil and gas markets have been cyclical and volatile, with future price movements difficult to predict. While revenues will be a function of both production and prices, wide swings in prices will have the greatest impact on results of operations.

Historically, the primary components of Xtreme revenues and cash flows were generated through sale of oil and gas and through the issuance of stock.  In addition, we sold working interests in Xtreme’s properties. Funds generated from such sales were used to acquire new properties and to fund re-completion and development work on properties owned. Xtreme plans to continue to sell working interests and seek joint venture and other strategic partner arrangements to develop its properties and fund purchases of new properties.

Operations in the oil and gas industry entail significant complexities. Xtreme will continue to focus on acquiring oil and gas properties with histories of production or a significant amount of exploratory history that can serve as the basis for evaluation. Even with the evaluation of persons with significant experience and technical background of substantial production records and geological information, it is not possible to determine conclusively the amount of hydrocarbons present, the cost of development, or the rate at which hydrocarbons may be produced.

The oil and gas industry is highly competitive. Xtreme will compete with major and diversified energy companies, independent oil and gas businesses, and individual operators. In addition, the industry as a whole competes with other businesses that supply energy to industrial and commercial end users.

Extensive Federal, state and local regulation of the industry significantly affects operations. In particular, oil and gas activities are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating, and abandoning oil and gas wells and related facilities. These regulations may become more demanding in the future.

Description of Business and Properties - continued

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and, with the exception of gas, all producers in a producing region will receive the same price. Purchasers or gatherers will typically purchase all crude oil offered for sale at posted field prices which are adjusted for quality difference from the “Benchmark”. Benchmark is the price of Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Oil pumped from wells is stored in tanks on site where the purchaser normally picks up the oil at the well site, but in some instances there may be deductions for transportation from the well head to the sales point. Xtreme handles payment disbursements to both the working interest owners and the royalty interest owners.

Gas is gathered through connections between our gas wells and the pipeline transmission system. In many cases the pipeline is owned by a gas company or a transmission company. Gas purchasers pay well operators 100 percent of the sale proceeds of gaseous hydrocarbons on or about the 25th of each month for the previous month’s sales. The operator is responsible for all distributions to the working interest and royalty owners. There is no standard price for gas and prices will fluctuate with the seasons and the general market conditions.

The Company had oil sales to three unaffiliated purchasers for the year ended December 31, 2009, which for 100% of our oil and gas sales, excluding our sales of working interest to third parties. We believe that there is a ready market for all oil and gas we produce with pipelines in place where we would produce gas. Xtreme has no other relationship with any of these customers. This concentration is a matter of convenience for us rather than necessity, since this customer is an active buyer in the areas where our wells are located and prices between potential customers vary little or not at all because prices are tied to the going market rate for the commodity. If Xtreme lost its only customer, management believes Xtreme could quickly replace the lost customer with other buyers paying comparable prices. Consequently, management does not believe the loss of Xtreme’s major customer would have a material adverse effect on its business.

Xtreme recognizes revenue from the sale of crude oil when the customer picks-up the oil in our field and sales of gas when it reaches the customer’s point of purchase in the gas transmission system. The amount we recognize for each well is based on the percentage of our net revenue interest in the well, and the remainder is allocated to other persons holding a net revenue interest.

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes, all of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we have. Consequently, they have greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

General

The production and sale of oil and gas is subject to regulation by state, federal, and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975, which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such re-imposition might occur and the effect thereof on us cannot be predicted.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is “deregulated”). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission (“FERC”). In June 1986, FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Description of Business and Properties - continued

Governmental Regulation - continued

Our operations are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that these regulations will have a significant negative impact on our operations with the acquired assets.

Transportation

There are no material permits or licenses required beyond those currently held by us or incident to our operations.

We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. Condensates are liquid hydrocarbons recovered at the surface that result from condensation due to reduced pressure or temperature of petroleum hydrocarbons existing initially in a gaseous phase in the reservoir. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, FERC regulates the construction of natural gas pipeline facilities, and the rates for transportation of these products in interstate commerce.

Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete.

Regulation of Drilling and Production

Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

•	the amounts and types of substances and materials that may be released into the environment,
•	the discharge and disposition of waste materials,
•	the reclamation and abandonment of wells and facility sites, and
•	the remediation of contaminated sites,

In order to comply with these statutes and regulations, we are required to obtain permits for drilling operations, drilling bonds, and reports concerning operations. Texas and Oklahoma laws contain provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, and the regulation of the spacing, plugging, and abandonment of wells.

Environmental Regulations

Our operations are affected by the various state, local and federal environmental laws and regulations, including the Oil Pollution Act of 1990, Federal Water Pollution Control Act, and Toxic Substances Control Act. The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

Description of Business and Properties - continued

Governmental Regulation - continued

Generally, environmental laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

•	drilling,

•	development and production operations,

•	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and

•	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

•	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,

•
capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

•	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug, and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on operations. However, we do not believe that changes to these regulations will have a significant negative affect on operations with the acquired assets.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

Employees

Xtreme presently has 6 full-time executive, operational, and clerical employees. In addition, we employ several contractors and consultants for engineering, geology, operations and business management. None of our employees is a member of a labor organization or is covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Other Property

The Company currently leases 3,181 square feet of office space in Plano, Texas. Our lease continues through November 30, 2013 at a cost of $22 per square foot / year increasing to $24 per square foot / year during the term of the lease.

Legal Proceedings

On December 1, 2009 we began legal proceedings in McLain County District Court in Purcell, Oklahoma against D. Deerman, L.P. alleging breach of contract and demanding payment for fees owed, oil and gas production revenue and other expenses on the Oil Creek property.  The suit also demands an accounting discovery for all items in dispute. On December 31, 2009, Deerman filed a counterclaim in the same court claiming breach of contract for drilling the Oil Creek property and demanding payment of $235,000 for expenses incurred.

During the second quarter 2010 Mr. Bruce Scambler began legal proceedings in Logan County District Court against us alleging breach of contract and demanding payment for lost revenue and missing equipment.  We filed a dismissal in the same court.

During second quarter 2010 each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court demanding judgment for past due invoices.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary.

Legal Proceedings - continued

During the second quarter 2010, we filed suit against Genie Well Services in Federal Court demanding restitution for damaging our Lionheart well.  They filed a counterclaim for their services rendered after causing the damage.

Neither Xtreme nor any of its officers, directors or holders of five percent or more of its common stock is a party to any additional material pending legal proceedings and to the best of our knowledge, no additional such proceedings by or against Xtreme or its officers, or directors or holders of five percent or more of its common stock have been threatened.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Xtreme Oil & Gas, Inc. is a growing independent energy company focused on the acquisition, development, ownership, operation and investment in energy-related businesses and assets, including, without limitation, the acquisition, exploration and development of natural gas and crude oil, and other related businesses which management believes have potential for improved production rates and resulting income by application of both conventional and non-conventional improvement and enhancement techniques. As of December 31, 2009 we own working interests in 1,832 acres of oil and gas leases in Texas and Oklahoma that now include 10 gross producing wells and 55 gross non-producing wells. Xtreme is pursuing an ongoing reworking and drilling program to increase production from its properties.

Our revenues are derived from the sale of oil and gas products and sale of interests, principally in drilling programs. In 2008 we derived a small amount of revenue from contract drilling on one project, the Oil Creek, but have no plans to engage in contract drilling in the future.

Results of Operations

For the Years Ended December 31, 2009 compared to 2008

Revenues

For the year ended December 31, 2009, revenues were $2,050,312 compared to revenue of $2,974,831 for year ending 2008. In 2009 we drilled a prospect we had identified and acquired the Lionheart property in Oklahoma and had revenue from the sales of working interest in this property of $1,820,640.  We sold a 10% working interest in our West Thrifty Unit and recognized revenue of $200,000 on this sale.  We recognized revenue of $361,438 for completion of the drilling on the Oil Creek property while maintaining a 10% working interest, a 12.5% carried interest, a 10% geological and generation interest, and a 12.5% back-end after payout interest in this property. Within the Area of Mutual Interest (AMI) we are to receive these same terms on any other projects.

Net oil sales were $196,249 for 2009, most of which came from the West Thrifty and Quita properties. Revenue from oil sales was affected by the collapse in oil prices from a high in 2008 of $147 per barrel to less than $34 per barrel in January 2009, as well as reduced production from field problems we are working to correct.

Expenses

Drilling and completion costs totaled $1,255,272 for the year ended December 31, 2009. Approximately $1,001,000 was directly related to the Lionheart property and approximately $254,000 was directly related to the West Thrifty Property. Oil production expenses totaled $261,540 for the year ended December 31, 2009.   We continued to operate the West Thrifty and Quita properties and invest in correcting field problems to properly maintain and improve our production efficiency. Production costs exceeded revenues because of higher costs of maintenance and residual operating costs of the Cookie Well.

General and administrative expenses totaled $3,834,771 for the year ended December 31, 2009, a decrease of approximately $12,940,000, from $16,778,418 for the year ended December 31, 2008. These general and administrative expenses in both years are largely driven by our issuance of warrants and to purchase common stock and common stock for consulting services and for employees and we recorded a stock compensation expense of $2,065,117 in 2009.  In addition, we recorded an expense of $620,419 for stock issuance related to the sale of working interest in the Lionheart property.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Results of Operations - continued

Net loss on the disposal of property totaled $585,891 for the year ended December 31, 2009.  We recorded an expense of approximately $819,000 as a loss on the turnkey development of the Lionheart property and a gain of approximately $233,000 on the disposal of property associated with the So. Kensington settlement.

Other Income

During 2009 we recorded other income of $21,534 which included interest earned and forgiveness of approximately $20,900 of debt.

Liquidity and Capital Resources

Cash flows from operations were $407,554 for the year ending December 31, 2009. Cash flow used in operations was $426,456 for the three months ending March 31, 2010. As of June 30, 2010, we are unable to determine whether we will generate sufficient cash from our oil and gas operations to fund our operations for the next twelve months. Although we expect cash flow from operations to rise as our operations improve and the number of projects we successfully develop grows, we believe that we will raise, probably through the private placement of equity securities, additional capital to assure we have the necessary liquidity for 2010.

Cash flows from sales of assets were $1,752,938 for 2009 and cash proceeds from sales of common stock was $1,020,918 for 2009.

To continue with our business plan, we will require additional capital to develop properties and believe that we will continue to raise capital and generate revenue by selling interest in prospects to investors through drilling programs and through future offerings of equities.

If required, our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for business growth. The necessary additional financing may not be available or may be available only on terms that would result in excessive further dilution to the current owners of our common stock or at unreasonable costs of capital.

We have no plans to expand significantly our overhead and we expect that future acquisitions and development of production will be funded through private placement offerings and by selling interest in our current properties.  We do not anticipate revenues to be generated in the future from contract drilling as we did on the Oil Creek property, nor do we anticipate selling interest in our current properties except through joint venture of partnership drilling programs with accredited investors.

Our West Thrifty Unit, including the Quita field, were acquired with the issuance of stock, the value of the stock comprising most of the value of our oil and gas properties. Some of our other properties, the Oil Creek, Lionheart and Saltwater disposal properties, have been acquired for a relatively modest amount of cash, Some properties that we disposed of, the Winston, Horse Thief and Cookie, were purchased with a combination of cash and common stock. We anticipate that in the future we will acquire properties principally with stock.

Net Loss

For the year ending December 31, 2009, we had net losses before tax of $3,867,419 compared with net losses of $18,444,306 for 2008. These losses were primarily due to stock based compensation charges we incurred upon issuing warrants to purchase common stock and issuances of common stock for services.  As of December 31, 2009 all of our warrants and any associated preferred shares have been terminated and exchanged for 15,000,000 shares of common stock.

For the year ending December 31, 2009 our losses per share on a fully diluted basis was $0.17 compared to losses of $1.24 per share on a fully diluted basis for the year ending December 31, 2008.

For the Three Months Ended March 31, 2010 compared to 2009

Revenues

For the three months ended March 31, 2010, net revenue was $33,265 an increase of approximately $23,000 from $10,605 for the three months ended March 31, 2009. Growth in revenue was due primarily to oil and gas sales.

Expenses

Oil production costs for the three months ended March 31, 2010 totaled $75,939, a decrease of approximately $4,600 from $80,547 for the three months ended March 31, 2009. The decrease is due to reduced production on all of our properties due to maintenance activities. Production costs exceeded revenues because of higher costs of maintenance and operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Results of Operations - continued

General and administrative expenses totaled $1,724,925, for the three months ended March 31, 2010, an increase of approximately $1,363,000, from $361,780 for the three months ended March 31, 2009. These general and administrative expense differences are largely driven by additional professional services expenses.  No warrants were issued in 2010 resulting in no additional non-cash stock based compensation. These expenses, accrued in 2010, included salaries, utilities and rent, consulting fees, and presentation fees.

Net Loss

For the three months ended March 31, 2010, we had a net loss before tax of $1,769,038 compared with a net loss of $837,322 for three months ended March 31, 2009. This loss was primarily due to no asset sales during the period ended March 31, 2010.

For three months ended March 31, 2010 our net loss per share on a fully diluted basis was $0.04 compared to losses of $0.04 per share on a fully diluted basis for the three months ended March 31, 2009.

Critical Accounting Policies and Estimates

This summary of significant accounting policies of Xtreme Oil & Gas, Inc. (the “Company”) is presented to assist in understanding the Company’s financial statements.  The consolidated financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. In response to SEC Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” described below are certain of these policies that are likely to be of particular importance to the portrayal of Xtreme’s financial position and results of operations and require the application of significant judgment by management. Xtreme will analyze estimates, including those related to oil and gas revenues, reserves and properties, as well as goodwill and contingencies, and base its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. You should expect the following critical accounting policies will affect management’s more significant judgments and estimates used in the preparation of Xtreme’s financial statements.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its’ wholly and majority owned subsidiaries. The Company’s subsidiaries include Xtreme Operating Company, LLC. (Formerly I.R.A. Oil and Gas, LLC (“IRA”)) and Small Cap Strategies, Inc. (“SMCA”). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserves and related present value estimates of future net cash flows there from (See Note 16), asset retirement obligations, income taxes and contingency obligations including legal and environmental risks and exposures.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  Excluded from cash and cash equivalents is $101,000 of restricted cash (deposits) for our operator’s bonds.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Receivables

Receivables from services are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company records estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in receivables.

Management periodically reviews receivables for collectability. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The allowance for doubtful accounts was $173,842 and $0 as of December 31, 2009 or 2008, respectively.

Investments

Investments in partnerships and limited liability companies (LLC) that maintain specific ownership accounts for each investor and where the Company holds an interest of five percent or greater, but does not have control of the partnership or LLC, are accounted for using the equity method of accounting.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. Costs incurred by the Company related to the acquisition of oil and natural gas properties and the cost of drilling successful wells are capitalized. Costs incurred to maintain wells and related equipment and lease and well operating costs are charged to expense as incurred. Gains and losses arising from sales of properties are included in income. Unproved properties are assessed periodically for possible impairment. The Company had $0 of unproved properties as of December 31, 2009 and $25,000 for 2008.

Capitalized amounts attributable to proved oil and natural gas properties are depleted by the unit-of-production method based on proved reserves. Depreciation and depletion expense for oil and natural gas producing property and related equipment was $20,259 and $27,490 for the periods ended December 31, 2009 and 2008, respectively.

Capitalized costs are evaluated for impairment based on an analysis of undiscounted future net cash flows in accordance with ASC 360-10-15, Accounting for Impairment or Disposal of Long-Lived Assets. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. See Note 5 for additional information regarding the oil and gas properties.

Joint Interest Billings Receivable and Oil and Natural Gas Revenue Payable

Joint interest billings receivable represent amounts receivable for lease operating expenses and other costs due from third party working interest owners in the wells that the Company operates. The receivable is recognized when the cost is incurred.

Oil and natural gas revenues payable represents amounts due to joint interest owners for their share of oil and natural gas revenue collected on their behalf by the Company. The payable is recorded when the Company recognizes oil and natural gas sales and records the related oil and natural gas sales receivable.

The Company had $1,231 net joint interest billing receivable as of December 31, 2009 and $0 for 2008.

Other Property

Other assets classified as property and equipment consists primarily of office furniture and equipment, which are carried at historical cost. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition. Depreciation expense for other property and equipment was $8,896 and $8,354 for the periods ended December 31, 2009 and 2008, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Environmental Costs

The Company is engaged in oil and natural gas exploration and production and may become subject to certain liabilities as they relate to environmental clean up of well sites or other environmental restoration procedures as they relate to the drilling of oil and natural gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which the Company may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Accounting for Asset Retirement Obligations. The asset retirement obligations represent the estimated present value of the amounts expected to be incurred to plug, abandon, and re-mediate the producing properties at the end of their productive lives, in accordance with state laws, as well as the estimated costs associated with the reclamation of the surrounding property. The Company determines the asset retirement obligations by calculating the present value of estimated cash flows related to the liability. The asset retirement obligations are recorded as a liability at the estimated present value as of the asset’s inception, with an offsetting increase to producing properties. The Company recorded a liability of $300,000 as of December 31, 2009 and $250,000 as of December 31, 2008.

The estimated liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations. Revisions to the asset retirement obligations are recorded with an offsetting change to producing properties, resulting in prospective changes to depletion and depreciation expense and accretion of the discount. Because of the subjectivity of assumptions and the relatively long lives of most of the wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Accounting for the Impairment of Long-Lived Assets (Non Oil and Gas Properties)

The Company accounts for the impairment of long-lived assets in accordance with ASC 360-10-15, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value, for non oil and gas properties.

The Company determined that there was no impairment of long-lived (non oil and gas property) assets for the years ended December 31, 2009 and 2008, respectively.

Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisitions. Under ASC 350-20, Goodwill and Other Intangible Assets, the Company is required to annually assess the carrying value of goodwill to determine if impairment in value has occurred.

The Company determined that its goodwill was impaired and recorded an impairment charge of $0 and $815,000 for the years ended December 31, 2009 and 2008, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company adopted ASC 740, Income Taxes” on January 1, 2007, which is intended to clarify the accounting for income taxes prescribing a minimum recognition threshold for a tax provision before being recognized in the consolidated financial statements.  ASC 740 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result, the Company has concluded that it does not have any unrecognized tax benefits or any additional tax liabilities after applying ASC 740.  The adoption of ASC 740 therefore had no impact on the Company’s consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605-10, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.

Revenues from sales of crude oil and natural gas products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the purchaser. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period.

The Company recognizes gains or losses from the sales of its interests in oil and natural gas properties as title passes to the buyer. These amounts are recognized as income from asset sales, net.

Concentration of Risk

Our financial instruments that are potentially exposed to credit risk consist primarily of cash, trade receivables and other receivables for which the carrying amounts approximate fair value. At certain times, our demand deposits held in banks exceeded the federally insured limit. The Company has not experienced any losses related to these deposits.

Fair Value Measurements

In February 2008, the FASB issued ASC 820 — 10 (formerly “Financial Staff Position SFAS No. 157-2”), which delayed the effective date of ASC 820 - 10 (formerly “SFAS No. 157”) for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Nonfinancial assets and liabilities that the Company measures at fair value on a non-recurring basis consist primarily of property and equipment, goodwill, and intangible assets, which are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).The adoption of the provisions of ASC 820-10 did not have a material impact on the Company’s consolidated financial position and results of operations or cash flows.

Fair Value Option

In February 2007, the FASB issued ASC 825, “The Fair Value Option for Financial Assets and Financial Liabilities. ASC 825 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The election to use the fair value option is available when an entity first recognizes a financial asset or a financial liability or upon entering into a firm commitment. Additionally, ASC 825 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. The Company adopted ASC 825 on January 1, 2008 and elected not to apply the fair value option to measure any of the Company's financial assets or liabilities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Segments

The Company operates in only one business segment, namely the drilling and development of oil and gas properties.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of ASC 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options and stock awards) made to employees and directors based on estimated fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period using a graded vesting method.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the periods ended December 31, 2009 and 2008, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Recent Accounting Pronouncements

In January 2009, the Securities and Exchange Commission (SEC) issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K and bringing full-cost accounting rules into alignment with the revised disclosure requirements.  The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.  The final rules are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009.

In July 2009, the FASB established the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”) in the United States. This guidance was included in the Codification under FASB Accounting Standard Codification (“ASC”) Topic 105, Generally Accepted Accounting Principles. All prior accounting standard documents were superseded by the Codification and any accounting literature not included in the Codification is no longer authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The Codification became effective for the Company beginning with the third quarter of 2009. Therefore, beginning with the third quarter of 2009, all references made by the Company in its consolidated condensed financial statements use the new Codification numbering system. The Codification does not change or alter existing GAAP and, therefore, did not have a material impact on the Company’s consolidated condensed financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Recent Accounting Pronouncements - continued

In April 2008, the FASB issued a pronouncement on what is now codified as FASB ASC Topic 350, Intangibles Goodwill and Other. This pronouncement amends the factors to be considered in determining the useful life of intangible assets accounted for pursuant to previous topic guidance. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, and its adoption had no effect on the Company’s consolidated financial statements.

Effective June 30, 2009, the Company adopted guidance issued by the FASB and included in ASC 855-10, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date through the date  the financial statements are issued.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange, interest rates, and commodity prices.

Currently the Company is not involved in any hedge contracts or foreign contracts and therefore has no exposure to such risks. All long-term debt is subject to a fixed rate and as such is not subject to fluctuations in the market rate.

Our major market risk exposure is in the pricing applicable to our oil production and natural gas sales. Realizing pricing is primarily driven by the prevailing domestic price for crude oil. Historically, prices received for oil and gas sales have been volatile and unpredictable. We expect pricing volatility to continue. Oil prices ranged from a low of $30.28 per barrel to a high of $147.27 per barrel during 2008 and $33.07 to $67.43 in 2009. Gas prices during 2008 ranged from a low of $4.10 per mcf to a high of $13.68 per mcf and $1.61 to $2.65 in 2009.. A significant decline in the prices of oil or natural gas could have a material adverse effect on our financial condition and results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

The following table sets forth the names, ages, and positions with Xtreme for each of the directors and officers as of December 31, 2009.

Name	Age	Position	Since
Willard G. McAndrew	55	Chairman of the Board, Chief Executive Officer,	Dec 2006
		and President

Nicholas P. DeVito	47	Chief Operating Officer	Dec 2009

Roger Wurtele	63	Chief Financial Officer	Feb 2010

Phyllis Wingate	49	Secretary	Dec 2006

None of the directors or officers holds a directorship in any other publicly held company. All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of the Board of Directors. The following is information on the business experience of each director and officer.

Willard G. McAndrew III, 55, Chairman, Chief Executive Officer and President - Mr. McAndrew has thirty eight years’ experience in the energy industry from field operations to refining. Since December 2006 Mr. McAndrew has served as the Chairman, CEO and President of Xtreme Oil & Gas. From 2001 through May 2006 he served as the CEO, President and Director of Energy and Engine Technology, Inc.  Mr. McAndrew was seeking properties to start a new company from May 2006 through November 2006.  Energy and Engine Technology, Inc. filed for bankruptcy protection in December 2006. He began his career in 1969, gaining experience working for Hercules Drilling Company as a roustabout in South Louisiana.  Mr. McAndrew attended Louisiana State University and then spent two years in the United States Marine Corps.  Later, he joined Exxon Corporation Refinery’s Distillation and Specialties division in Baton Rouge, Louisiana, becoming the fourth generation in his family to work for Exxon.   Mr. McAndrew has served as President and owner of several small companies that were involved in all phases of the oil and gas business from drilling, reworking, completion, leases etc. He has been a consultant since 1990 to companies and is responsible for the structure, formation and marketing of partnerships and energy financing.  Mr. McAndrew has held the following security licenses:  24, 27, 7, and 63.

DIRECTORS AND EXECUTIVE OFFICERS - continued

Directors and Officers - continued

Nicholas P. DeVito, 47, Chief Operating Officer– Mr. DeVito has 26 years experience in engineering and operations in a variety of industries including telecommunications, alternative energy, manufacturing and health and fitness. From August 2001 through December 2003, Mr. DeVito has served VP of Business Development and as CEO of several subsidiaries in Tellium, a telecommunications equipment manufacturing company.  From January 2004 through December 2006 he consulted to Rexplex, a private health and fitness company and NEMA, a private consumer products company and was engaged to improve operations and grow sales.   From January 2007 through December 2008 he served as the Chief Operating Officer of Raven Biofuels, an alternative energy development company that sought to create biofuels from waste agricultural products.  From January 2009 through November 2009 he served as a part-time consultant to Xtreme Oil & Gas.  He has served as our Chief Operating Officer since December 2009. He has a BSEE and MSEE from Columbia University and an MBA in Management from New York University.

Roger N. Wurtele, 63, Chief Financial Officer - On February 23, 2010 Mr. Wurtele joined us as our Chief Financial Officer.  Mr. Wurtele is a versatile, experienced finance executive that has served as the CFO for several public and private companies. He has a broad range of experience in public accounting, corporate finance and executive management. From September, 2001 – May, 2006   he was the CFO of Energy and Engine Technology Corporation, a product development company whose major product was an auxiliary power generator designed for long haul trucks to avoid costs of engine idling. From June, 2006 – October, 2007   he was President of Controllership Services Inc (100% Owned) providing various financial assistance to a series of clients.  From November, 2007 – January, 2010   Mr. Wurtele served as CFO of Lang and Company LLC, a developer of commercial real estate projects. Prior to these positions, Mr. Wurtele was the CFO of an energy company that operated approximately 900 oil wells, located in three states, and employed fifty-five employees. Mr. Wurtele graduated from the University of Nebraska and has been a CPA for 40 years.

Phyllis Wingate, 49, Corporate Secretary - Beginning in 1988, Ms. Wingate has worked with all aspects of accounting for the oil and gas business from JIB to revenue distributions.  Since December 2006, she has served as Xtreme’s Corporate Secretary. From 2001 until May 2006, Ms. Wingate served as office manager for Energy and Engine Technology, Inc. She has also worked with division orders, leases and filing the Railroad Commission reports.

Board Meetings

The Board of Directors meets at least four times during the year. All directors attended at least 75 percent of the meetings of the Board.

Board Compensation

Effective June 30, 2010, Xtreme’s Directors are not compensated for attending meetings of the Board of Directors or for attending meetings of Board committees. Expenses are reimbursed.

EXECUTIVE COMPENSATION

Annual Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Xtreme for the years ended December 31, 2007, 2008 and through December 31, 2009 of those persons who were executive officers of Xtreme for the year ended December 31, 2009, or who receive annual salary and bonuses exceeding $100,000.

Annual

			Compensation
			Warrant	Stock
Name and Principal Position	Year	Salary ($)	Awards($)	Awards($)	Total
Willard G. McAndrew	2009	$167,000	$0	$-	$167,000
Chairman, President and	2008	249,800	4,954,480	-	5,204,280
Chief Executive Officer	2007	-	1,537,274	-	1,537,274

Glen Kennedy	2009	181,300	0	-	181,300
Former Chief Operating Officer	2008	167,000	4,954,480	-	5,121,480
	2007	15,000	1,557,462	-	1,572,462

Fred Schiemann (1)	2009	85,000	0	-	85,000
Former Chief Financial Officer	2008	49,500	595,809	-	645,309
	2007	-	296,111	-	296,111

Phyllis Wingate	2009	66,300	0	-	66,300
Corporate Secretary	2008	72,000	1,127,791	-	1,199,791
	2007	7,500	296,111	-	303,611

(1)      Mr. Schiemann resigned as an officer of the Company in February 2010

EXECUTIVE COMPENSATION - continued

Annual Compensation - continued

In December 2009, Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

In December 2009, Mr. Schiemann cancelled warrants for 2,400,000 shares and associated preferred stock in exchange for 1,300,000 shares of common stock. In December 2009, Ms. Wingate cancelled warrants for 3,000,000 shares and associated preferred stock in exchange for 1,700,000 shares of common stock.  Mr. Kennedy voluntarily terminated all of his warrants for 14,500,000 shares and associated preferred stock as part of his resignation. Also in November 2009, Mr. Kennedy resigned from the Company, and released the Company from any and all claims including his accrued salary. Mr. Schiemann resigned as an officer of the Company in February 2010.

The Board of Directors, on its own initiative, determined to have holders of our Common Stock ratify the merger of the Company from a Washington corporation into a Nevada corporation.  The Directors also determined to restructure the preferred stock interests held by principals of the Company, preferred stock presumed to be issued in exchange for warrants.  Ms. Wingate and Mssrs. McAndrew and Schiemann exchanged this presumed interest in preferred stock and any warrants for the common stock described above.  Mr. Kennedy voluntarily rescinded his rights to any warrants and common stock.  Holders of 73.9% of our Common Stock ratified these transactions.  See Description of Registrants Securities Issued

Stock Options

No options are currently issued to any executive, employee, consultant or investor.

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years. The current annual salaries of the executive officers are as follows:

Will McAndrew, Chairman, and Chief Executive Officer	$216,000
Nicholas DeVito, Chief Operating Officer	180,000
Phyllis Wingate, Secretary	72,000

In addition, these employment agreements made restricted stock awards to each of Mr. McAndrew and Mr. DeVito with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. McAndrew, 1,250,000 shares were issued but have not yet been vested; 500,000 shares will be vested on December 1, 2010, 500,000 shares will be vested on June 1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions for Mr. DeVito, 1,750,000 shares are issued but have not yet been vested; 750,000 shares will be vested on December 31, 2010, 750,000 shares will be vested on June1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions. We made restricted stock awards to each of Mr. Wurtele and Ms. Wingate in May 2010 with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. Wurtele, 225,000 shares were issued but have not yet been vested;75,000 shares will be vested on December 1, 2010, 75,000 shares will be vested on June 1, 2011 and the remaining 75,000 shares will be vested on December 1, 2011 subject to vesting provisions; for Ms. Wingate, 150,000 shares are issued but have not yet been vested; 50,000 shares will be vested on December 1, 2010, 50,000 shares will be vested on June1, 2011 and the remaining 50,000 shares will be vested on December 1, 2011 subject to vesting provisions.

OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2009 the number and percentage of the outstanding shares of common stock, which according to the information available to Xtreme, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as listed in the table below, to the knowledge of Xtreme, no person is the beneficial owner of five percent or more of the outstanding common stock other than as stated for them herein. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Number of	Percent of
Name and Address of Beneficial Owner	Common Shares	Class
Willard G. McAndrew (1)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	14,876,000	34.5

Nicholas P. DeVito (2)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	3,480,000	8.1

Fred Schiemann (3)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	800,000	1.9

Roger Wurtele (4)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	351,300	0.8

Phyllis Wingate
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	1,930,000	4.5

All executive officers, beneficial owners,
and directors as a group	21,437,300	51.8

(1)
Mr. McAndrew’s shares are owned by the WMDM Family Limited Partnership of which Mr. McAndrew is the manager. In connection with employment agreements with Mr. McAndrew, the Company issued Mr. McAndrew, 1,250,000 shares were issued but have not yet been vested; 500,000 shares will be vested on December 1, 2010, 500,000 shares will be vested on June 1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions See Executive Compensation Arrangements

(2)
Mr. DeVito’s shares are directly owned. In connection with employment agreements with Mr. DeVito, the Company issued 1,750,000 shares are issued but have not yet been vested; 750,000 shares will be vested on December 31, 2010, 750,000 shares will be vested on June1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions. See Executive Compensation Arrangements.

(3)	Mr. Schiemann’s shares are owned by himself, Ms. Denise Schiemann, his wife, BIZ2BIZ.com a business he owns, Dylan Schiemann, his son, and Jessica Schiemann, his daughter.

(4)
Mr. Wurtele's shares are owned by Birch Glenn Investments Ltd. of which Mr. Wurtele is the owner and manager. For Mr. Wurtele 225,000 shares were issued but have not yet been vested; 75,000 shares will be vested on December 1, 2010, 75,000 shares will be vested on June 1, 2011 and the remaining 75,000 shares will be vested on December 1, 2011 subject to vesting provisions

OWNERS AND MANAGEMENT - continued

In 2007 we issued warrants for 21,500,000 shares of common stock to management and in 2008 we issued additional warrants for 12,850,000 shares of common stock to management for a total of 34,350,000 warrants to purchase shares of common stock to management largely because of our success in obtaining 100% working interest in the West Thrifty Unit when we originally had only a 22.275% working interest in the acreage. Almost all of the warrants had a nominal exercise price of $0.01 per share. We issued preferred stock in 2009 in exchange for these warrants that would have resulted in 35,650,000 additional shares of common stock if the preferred stock had been converted. In reviewing these transactions, we chose to reduce the number of shares while exchanging the warrants and preferred shares for a lesser number of shares of common stock. Accordingly, all of the holders of warrants and/or preferred stock have agreed to cancel their preferred stock and any rights in previously granted warrants, some agreeing, for consideration, to simply cancel their preferred stock and warrants. Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock and 1,000 shares of Non-Transferrable Preferred Stock. Mr. Schiemann cancelled warrants for 2,400,000 shares and associated preferred stock in exchange for 1,300,000 shares of common stock. Ms. Wingate cancelled warrants for 3,000,000 shares and associated preferred stock in exchange for 1,700,000 shares of common stock. Mr. Kennedy voluntarily terminated all of his warrants for 14,500,000 shares and associated preferred stock as part of his resignation.

In December 2009 we issued a total of 15,000,000 shares of Common Stock in this exchange while canceling warrants for 34,350,000 shares of common stock and subsequently associated 35,650,000 equivalent shares of preferred stock have been canceled. In this transaction, Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares.

In December 2009, Willard G. McAndrew was issued 1,000 shares of newly created preferred stock, giving him voting control of the company. See Risk Factors Item  Given the capital needs of the Company, we wished to make certain that Mr. McAndrew would retain voting control; however, should Mr. McAndrew voluntarily cease to be employed by the Company or attempt to transfer them to an unrelated third party, then the preferred shares would automatically be canceled.

Shareholders approved these transactions in December 2009 with 73.9% voting in favor of the exchanges.

In December 2009 all the remaining warrants to purchase 3,000,000 shares of common stock were canceled, in part pursuant to a settlement agreement with South Kensington and other related and unrelated entities. As part of that settlement agreement, those entities also agreed to retain 500,000 shares of common stock and cancel all of their remaining shares and Xtreme transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

See Description of Registrants Securities - Nontransferable Preferred Stock. In December 2009, management and former management of the Company, except for one individual, restructured its ownership in the Company. As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock. These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized. The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. McAndrew, through the WMDM Family Limited Partnership, has a 2.5% overriding royalty interest in the West Thrifty and Quita oil and gas properties, a 1.3% overriding royalty interest in the Oil Creek property and a 2.6% overriding royalty interest in the Lionheart property.

In December 2009, we issued a total of 15,000,000 shares of Common Stock while canceling warrants for 34,350,000 shares of common stock and subsequently associated 35,650,000 equivalent shares of preferred stock have been canceled. In this transaction, Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares. See “Security Ownership of Certain Beneficial Owners and Management.”

On July 24, 2008, Xtreme purchased 400,000 shares, representing a 50.78% ownership interest, of Small Cap Strategies, Inc. (SMCA.OB), a publically-traded Nevada corporation, for $350,000 cash and the issuance of 500,000 restricted common shares. In 2008, the investment in SMCA was valued at $200,000 after an impairment loss of $650,000. The liabilities of SMCA have been recognized by Xtreme since the acquisition of SMCA. In December 2009, Xtreme issued an additional 1,250,000 shares of common stock pursuant to the terms of the agreement with SMCA. Mr. McAndrew owns 110,000 shares representing 8.9%, Ms. Wingate and Mr. Schiemann each own 60,000 shares representing 4.9% each, Glen Kennedy returned his 110,000 shares of the shares of SMCA representing 8.9% to us in February 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - continued

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

In December 2009,  Mr. McAndrew exchanged 200,000 shares of common stock for 20 units of the Lionheart Oil well project and an additional 200,000 shares for 20 units for the Lenhart Saltwater Disposal project.

The issuance of warrants and the exchange of the warrants for preferred stock was originally not effected by acts of the Company directors resulting in voting control being held by management without approval of other investors. The reorganization of the Company from a Washington corporation to a Nevada corporation was effected by a vote of holders of such preferred stock.  On review of these transactions, the directors sought to have the reorganization of the Company from Washington to Nevada ratified by the holders of the Common Stock and to have the relinquishment of rights in preferred stock or any warrants also ratified, including the issuance of the 15,000,000 shares of common stock and the issuance of the 1,000 shares of Nontransferable Preferred Stock to Mr. McAndrew. In December 2009, 73.9% of the shareholders ratified these transactions so that the merger would be approved by those having the legal power to effect the merger, that is, holders of duly issued securities of the Company. The Company believes that any liability with respect to the merger or any of the transactions related to the merger is remote. See “Description of Securities.”

Description of Securities

Description of Common Stock

We are authorized to issue 200,000,000 shares of our Common Stock, $.001 par value (the “Common Stock”). As of June 30, 2010, there were 43,155,637 shares of our Common Stock were outstanding. Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Our board of directors is authorized to issue additional shares of our Common Stock within the limits authorized by our Articles of Incorporation and without stockholder action. All shares of Common Stock have equal voting rights, and voting rights are not cumulative.

We have not paid any cash dividends since our inception.

Description of Preferred Stock

We are authorized to issue 50,000,000 shares of Preferred Stock of $.001 par value (the “Preferred Stock”). There are 1,000 shares of Nontransferable Preferred Stock outstanding. The remaining shares of Authorized Preferred Stock carries such relative rights, preferences and designations as may be determined by our Board of Directors in its sole discretion upon the issuance of any shares of Preferred Stock.

Nontransferable Preferred Stock

We have one class of Preferred Stock and Nontransferable Preferred Stock.  The Nontransferable Preferred Stock, consisting of 1,000 shares, is all owned by Mr. McAndrew.

Holders of the Nontransferable Preferred stock are not entitled to receive any dividend, the stock is not transferrable, do not participate in any liquidation, and the stock is not convertible.  These shares may be transferred only to an entity for estate planning purposes provided that entity is controlled by the holder, in this case, Mr. McAndrew.

In the event that Mr. McAndrew dies, becomes incompetent for a period of six weeks such that Mr. McAndrew is unable to exercise his voting rights or voluntarily terminates his employment with the Company, the Nontransferable Preferred Stock is automatically cancelled.

The 1,000 shares of Nontransferable Preferred Stock have the number of votes equal to 1.1 times the number of shares of common stock outstanding.  Accordingly, except for votes requiring more than a majority vote of shares of common stock, Mr. McAndrew will determine the outcome of the vote.  The only such provision of Nevada law or as required by our Articles of Incorporation or Bylaws is the removal of directors.

Description of Securities - continued

General Description of Preferred Stock

The shares of Preferred Stock, other than the Nontransferable Preferred Stock, could be issued from time to time by our Board of Directors in its sole discretion without further approval or authorization by the stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our Board of Directors. The relative rights and preferences that may be determined by our Board of Directors in its discretion from time to time include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•
the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

•
the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

We believe that the availability of preferred stock provides flexibility in structuring future financings, should the need for additional financing arise. We have no plans, understandings, arrangements, or agreements for issuing any shares of preferred stock at the present time.

Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of Xtreme. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Xtreme. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. Xtreme does not intend to adopt any anti-takeover measures at the present time.

Where You Can Find Additional Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Xtreme Oil & Gas, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”).  NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities - continued

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Legal Matters

The validity of the common stock offered hereby will be passed upon by Robert A. Forester, Richardson, TX.  Mr. Forrester owns 104,660 shares of our Common Stock. A portion of Mr. Forrester’s compensation for his engagement by us, including his engagement with respect to this offering, is in the form of stock to be issued.

Experts

The consolidated financial statements as of December 31, 2009 and 2008 appearing in this prospectus and registration statement on Form S-1 have been audited by LBB & Associates Ltd., LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Transfer Agent

Our transfer agent is First American Stock Transfer, Inc., Phoenix, Arizona.

XTREME OIL & GAS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Xtreme Oil & Gas, Inc. and Subsidiaries
Plano, Texas

We have audited the accompanying consolidated balance sheets of Xtreme Oil & Gas, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xtreme Oil & Gas, Inc. as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2010 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP
Houston, Texas
June 18, 2010

XTREME OIL & GAS , INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
CURRENT ASSETS:
Cash	$638,851	$105,089
Cash - restricted	101,000	75,200
Accounts receivable, net	211,388	244,307

Total Current Assets	951,239	424,596

PROPERTY AND EQUIPMENT:
Furniture and fixtures	53,044	31,728
Oil and natural gas properties (successful efforts method)
Proved leasehold costs	6,616,138	5,695,781
	6,669,182	5,727,509
Less-Accumulated depreciation, depletion, and amortization	73,541	44,385

Net property and equipment	6,595,641	5,683,124

OTHER ASSETS
Goodwill	200,000	200,000
Deposits	7,862	6,362

	207,862	206,362

TOTAL ASSETS	$7,754,742	$6,314,082

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,271,996	$1,034,450
Deposits payable	2,452,000	-
Notes payable	-	235,000

Total Current Liabilities	4,723,996	1,269,450

LONG TERM LIABILITIES
Asset Retirement Obligation	300,000	212,500

TOTAL LIABILITIES	5,023,996	1,481,950

Commitments and Contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding	-	-
Non-transferable preferred stock, $.001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	1	-
Common stock, $.001 par value; 200,000,000 shares authorized;
41,134,346 and 18,734,516 common shares issued and
outstanding at December 31, 2009 and 2008, respectively	41,134	18,735
Additional paid-in capital	30,448,771	27,385,138
Less Treasury Stock	(1,320,000)	-
Accumulated deficit	(26,439,160)	(22,571,741)

Total Stockholders' Equity	2,730,746	4,832,132

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,754,742	$6,314,082

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS , INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Revenues:
Income from asset sales and other, net	$1,854,063	$2,559,821
Oil and gas sales	196,249	415,010

TOTAL REVENUES	2,050,312	2,974,831

EXPENSES:
Drilling and completion costs	1,255,271	1,684,552
Oil production costs	261,540	665,033
General and administrative expenses	3,834,771	16,778,418
Loss on disposal of property	585,891	-
Impairment of goodwill	-	815,000
Impairment of oil properties	-	1,616,000

TOTAL OPERATING EXPENSES	5,937,473	21,559,003

LOSS BEFORE OTHER EXPENSES	(3,887,161)	(18,584,172)

OTHER INCOME/(EXPENSE)
Other income	21,534	152,141
Interest expense, net	(1,792)	(12,275)

Total other income/(expense)	19,742	139,866

NET LOSS	$(3,867,419)	$(18,444,306)

LOSS PER SHARE-BASIC AND DILUTED	$(0.17)	$(1.24)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	22,617,475	14,908,257

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009 and 2008
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,867,419)	$(18,444,306)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	29,156	35,844
Bad debt expense	173,842	-
(Gain) Loss on investments	-	(152,141)
Impairment of Goodwill	-	815,000
Impairment of oil and gas properties	-	1,616,000
Common stock issued for services	2,065,117	15,339,815
Net (gain) loss on sale of assets	(1,854,063)	(2,339,618)
Loss on disposal of properties	585,891	-
Gain (loss) on settlement of debt	(5,000)	-
Changes in assets and liabilities:
Increase in restricted cash	(25,800)	(25,200)
Decrease in accounts receivable	30,284	(236,411)
Increase in deposits	(1,500)	-
Increase in accounts payable and accrued expenses	1,275,046	692,050
(Increase) decrease in deposit payable	2,002,000	-
Decease (increase) in other current assets	-	71,788
Net cash provided by (used in) operating activities	407,554	(2,627,179)

CASH FLOWS FROM INVESTING ACTIVITIES:
PP&E Purchase	(21,316)	(8,892)
Increase in investment in Small Cap Strategies, Inc.	-	(350,000)
Increase in Asset Retirement Obligations	50,000	-
Proceeds from sale of investments	-	125,000
Capital expenditures	(2,676,330)	(161,881)
Proceeds from the sale of assets	1,752,938	2,339,618
Net cash provided by (used in) investing activities	(894,708)	1,943,845

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in notes payable	-	210,000
Proceeds from sale of common stock	1,020,916	568,400
Net cash provided by (used in) financing activities	1,020,916	778,400

Net Increase in cash	533,762	95,066
CASH AT BEGINNING PERIOD	105,089	10,023

CASH AT END OF PERIOD	$638,851	$105,089

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest expense	$1,792	$-
Common stock issued for leasehold interests and equipment	$-	$5,265,500
Common stock and warrants issued for acquisitions	$-	$700,000
Common stocks issued (returned) for investment	$-	$(440,000)
Leasehold interest received for accounts receivable	$176,623	$-
Common stocks issued for warrant cancellation	$15,000	$-
Notes payable exchanged for leasehold interests	$230,000	$-
Common stock exchange for leasehold interests	$(1,320,000)	$-
Common stocks received and cancelled with settlements	$(1,280)	$-

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2009 and 2008

	Preferred		Common				Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total

BALANCE, December 31, 2007	-	-	9,673,516	$9,674	$5,795,484	$-	$(4,$127,435)	$1,677,723

Common stock issued for properties	-	-	5,450,000	5,450	5,425,050	-	-	5,430,500

Warrants issued for purchase of Go Operating Ltd. Co	-	-	-	-	200,000	-	-	200,000

Common stock issued for services	-	-	2,823,000	2,823	975,779	-	-	978,602

Common stock issued for Small Cap Strategies, Inc.	-	-	500,000	500	499,500	-	-	500,000

Common stock issued for cash	-	-	1,288,000	1,288	567,112	-	-	568,400

Warrants issued for services	-	-	-	-	14,361,213	-	-	14,361,213

Common stock cancelled for KT Energy Holdings, LLC settlement	-	-	(1,000,000)	(1,000)	(439,000)	-	-	(440,000)
								-
Net (loss) for the year ended December 31, 2008	-	-	-	-	-	-	(18,444,306)	(18,444,306)

BALANCE, December 31, 2008	-	-	18,734,516	18,735	27,385,138	-	(22,571,741)	4,832,132

Common stock issued for cash in connection with sale of property interests	-	-	2,152,500	2,152	618,267	-	-	620,419

Common stock issued for services	-	-	5,583,000	5,583	2,059,534	-	-	2,065,117

Common stock issued for cash	-	-	944,330	944	399,553	-	-	400,497

Preferred and Common stock issued for warrant cancellation	1,000	1	15,000,000	15,000	(15,001)	-	-	-

Common stock received and cancelled in connection with settlements	-	-	(1,280,000)	(1,280)	1,280	-	-	-

Treasury Stock Received in exchange for working interests and settlements	-	-	-	-	-	(1,320,000)	-	(1,320,000)

Net (loss) for the year ended December 31, 2009	-	-	-	-	-	-	(3,867,419)	(3,867,419)

BALANCE, December 31, 2009	1,000	$1	41,134,346	$41,134	$30,448,771	$(1,320,000)	$(26,439,160)	$2,730,746

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – Organization, History and Business Activity

Xtreme Oil & Gas, Inc. (the “Company” formerly Xtreme Technologies, Inc.), a Nevada corporation formed on October 3, 2006 is organized to engage in the acquisition, operation and development of oil and natural gas properties located in Texas and the southeast region of the United States. Effective December 29, 2006, Xtreme Technologies, Inc., a then Washington corporation, acquired Emerald Energy Partners, Inc., (“Emerald”) a Nevada corporation, in exchange for the issuance of 7,960,000 shares of the Company’s common stock and changed the Company’s name to Xtreme Oil & Gas, Inc. (“Xtreme”).

For accounting purposes this transaction was treated as an acquisition of Xtreme Technologies, Inc. and a re-capitalization of Emerald. Emerald is the accounting acquirer and the results of its operations carry over.  Accordingly, the operations of Xtreme Technologies, Inc. were not carried over and were adjusted to $0 at the date of the merger.

Nature of Business

Since its formation, the Company has been involved in the acquisition and management of fee mineral acreage and the exploration for and development of oil and natural gas properties, principally involving drilling wells located on the company’s mineral acreage.  The Company’s mineral properties and other oil and natural gas interests are all located in the United States, primarily in Oklahoma and Texas. The majority of the Company’s oil and natural gas production is from its’ Texas wells for 2009 and 2008.  Substantially all the Company’s oil and natural gas production is sold by the Company directly to independent purchasers.

The Company from time to time sells or otherwise disposes of its interest in oil and natural gas properties as part of the normal course of business.

NOTE 2 - Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its’ wholly and majority owned subsidiaries. The Company’s subsidiaries include Xtreme Operating Company, LLC. (Formerly I.R.A. Oil and Gas, LLC (“IRA”)) and Small Cap Strategies, Inc. (“SMCA”). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserves and related present value estimates of future net cash flows there from (See Note 16), asset retirement obligations, income taxes and contingency obligations including legal and environmental risks and exposures.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  Excluded from cash and cash equivalents is $101,000 of restricted cash (deposits) for our operator’s bonds.

Receivables

Receivables from services are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company records estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in receivables.

Management periodically reviews receivables for collectability. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The allowance for doubtful accounts was $173,842 and $0 as of December 31, 2009 or 2008, respectively.

Investments

Investments in partnerships and limited liability companies (LLC) that maintain specific ownership accounts for each investor and where the Company holds an interest of five percent or greater, but does not have control of the partnership or LLC, are accounted for using the equity method of accounting.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. Costs incurred by the Company related to the acquisition of oil and natural gas properties and the cost of drilling successful wells are capitalized. Costs incurred to maintain wells and related equipment and lease and well operating costs are charged to expense as incurred. Gains and losses arising from sales of properties are included in income. Unproved properties are assessed periodically for possible impairment. The Company had $0 of unproved properties as of December 31, 2009 and $25,000 for 2008.

Capitalized amounts attributable to proved oil and natural gas properties are depleted by the unit-of-production method based on proved reserves. Depreciation and depletion expense for oil and natural gas producing property and related equipment was $20,259 and $27,490 for the periods ended December 31, 2009 and 2008, respectively.

Capitalized costs are evaluated for impairment based on an analysis of undiscounted future net cash flows in accordance with ASC 360-10-15, Accounting for Impairment or Disposal of Long-Lived Assets. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. See Note 5 for additional information regarding the oil and gas properties.

Joint Interest Billings Receivable and Oil and Natural Gas Revenue Payable

Joint interest billings receivable represent amounts receivable for lease operating expenses and other costs due from third party working interest owners in the wells that the Company operates. The receivable is recognized when the cost is incurred.

Oil and natural gas revenues payable represents amounts due to joint interest owners for their share of oil and natural gas revenue collected on their behalf by the Company. The payable is recorded when the Company recognizes oil and natural gas sales and records the related oil and natural gas sales receivable.

The Company had $1,231 net joint interest billing receivable as of December 31, 2009 and $0 for 2008.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Other Property

Other assets classified as property and equipment consists primarily of office furniture and equipment, which are carried at historical cost. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition. Depreciation expense for other property and equipment was $8,896 and $8,354 for the periods ended December 31, 2009 and 2008, respectively.

Environmental Costs

The Company is engaged in oil and natural gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and natural gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which the Company may have, as it relates to any environmental cleanup, restoration or the violation of any rules or regulations relating thereto.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Accounting for Asset Retirement Obligations. The asset retirement obligations represent the estimated present value of the amounts expected to be incurred to plug, abandon, and re-mediate the producing properties at the end of their productive lives, in accordance with state laws, as well as the estimated costs associated with the reclamation of the surrounding property. The Company determines the asset retirement obligations by calculating the present value of estimated cash flows related to the liability. The asset retirement obligations are recorded as a liability at the estimated present value as of the asset’s inception, with an offsetting increase to producing properties. The Company recorded a liability of $300,000 as of December 31, 2009 and $250,000 as of December 31, 2008.

The estimated liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations. Revisions to the asset retirement obligations are recorded with an offsetting change to producing properties, resulting in prospective changes to depletion and depreciation expense and accretion of the discount. Because of the subjectivity of assumptions and the relatively long lives of most of the wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Accounting for the Impairment of Long-Lived Assets (Non Oil and Gas Properties)

The Company accounts for the impairment of long-lived assets in accordance ASC 360-10-15, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value, for non oil and gas properties.

The Company determined that there was no impairment of long-lived (non oil and gas property) assets for the years ended December 31, 2009 and 2008, respectively.

Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisitions. Under ASC 350-20, Goodwill and Other Intangible Assets, the Company is required to annually assess the carrying value of goodwill to determine if impairment in value has occurred.

The Company determined that its goodwill was impaired and recorded an impairment charge of $0 and $815,000 for the years ended December 31, 2009 and 2008, respectively.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company adopted ASC 740, Income Taxes on January 1, 2007, which is intended to clarify the accounting for income taxes prescribing a minimum recognition threshold for a tax provision before being recognized in the consolidated financial statements.  ASC 740 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result, the Company has concluded that it does not have any unrecognized tax benefits or any additional tax liabilities after applying ASC 740.  The adoption of ASC 740 therefore had no impact on the Company’s consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with the ASC 605-10, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.

Revenues from sales of crude oil and natural gas products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the purchaser. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period.

The Company recognizes gains or losses from the sales of its interests in oil and natural gas properties as title passes to the buyer. These amounts are recognized as income from asset sales, net.

Concentration of Risk

Our financial instruments that are potentially exposed to credit risk consist primarily of cash, trade receivables and other receivables for which the carrying amounts approximate fair value. At certain times, our demand deposits held in banks exceeded the federally insured limit. The Company has not experienced any losses related to these deposits.

Fair Value Measurements

In February 2008, the FASB issued ASC 820-10 (formerly “Financial Staff Position SFAS No. 157-2”), which delayed the effective date of ASC 820 - 10 (formerly “SFAS No. 157”) for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Nonfinancial assets and liabilities that the Company measures at fair value on a non-recurring basis consist primarily of property and equipment, goodwill, and intangible assets, which are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).The adoption of the provisions of ASC 820-10 did not have a material impact on the Company’s consolidated financial position and results of operations or cash flows.

Fair Value Option

In February 2007, the FASB issued ASC - 825, “The Fair Value Option for Financial Assets and Financial Liabilities. ASC 825 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The election to use the fair value option is available when an entity first recognizes a financial asset or a financial liability or upon entering into a firm commitment. Additionally, ASC 825 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. The Company adopted ASC 825 on January 1, 2008 and elected not to apply the fair value option to measure any of the Company's financial assets or liabilities.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Segments

The Company operates in only one business segment, namely the drilling and development of oil and gas properties.

Stock Based Compensation

We account for stock-based employee compensation arrangements using the fair value method in accordance with the provisions of ASC 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options and stock awards) made to employees and directors based on estimated fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period using a graded vesting method.

We periodically issue common stock for acquisitions and services rendered.  Common stock issued is valued at the estimated fair market value, as determined by our management and board of directors.  Management and the board of directors consider market price quotations, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the periods ended December 31, 2009 and 2008, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Reclassification

Certain amounts in the 2008 financial statements have been reclassified to conform to the 2009 financial presentation. These reclassifications have no impact on net loss.

Recent Accounting Pronouncements

In January 2009, the Securities and Exchange Commission (SEC) issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K and bringing full-cost accounting rules into alignment with the revised disclosure requirements.  The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.  The final rules are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009.

 In July 2009, the FASB established the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”) in the United States. This guidance was included in the Codification under FASB Accounting Standard Codification (“ASC”) Topic 105, Generally Accepted Accounting Principles. All prior accounting standard documents were superseded by the Codification and any accounting literature not included in the Codification is no longer authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The Codification became effective for the Company beginning with the third quarter of 2009. Therefore, beginning with the third quarter of 2009, all references made by the Company in its consolidated condensed financial statements use the new Codification numbering system. The Codification does not change or alter existing GAAP and, therefore, did not have a material impact on the Company’s consolidated condensed financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Recent Accounting Pronouncements - continued

In April 2008, the FASB issued a pronouncement on what is now codified as FASB ASC Topic 350, Intangibles Goodwill and Other. This pronouncement amends the factors to be considered in determining the useful life of intangible assets accounted for pursuant to previous topic guidance. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, and its adoption had no effect on the Company’s consolidated financial statements.

Effective June 30, 2009, the Company adopted guidance issued by the FASB and included in ASC 855-10, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date through the date the financial statements are issued.

NOTE 3 – Financial Condition and Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company incurred a net loss of $3,867,419 for the year ended December 31, 2009 and has an accumulated deficit of $26,439,160. These factors raise substantial doubt as to the Company’s ability to obtain debt and/or equity financing and achieve profitable operations.

The Company’s management intends to raise additional operating funds through equity and/or debt offerings, increase our current production, and continue development drilling on our proved properties.  There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available, the Company may be required to curtail its operations. These factors raise substantial doubt as to its ability to obtain debt and/or equity financing and achieving future profitable operations.

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business

NOTE 4 – Property and Equipment

Property and equipment at December 31 is comprised of the following:

	2009	2008
Oil and natural gas properties:
Producing oil and gas properties	$6,616,138	$5,670,781
Non-producing oil and gas properties	-	25,000
Total oil and natural gas properties	6,616,138	5,695,781
Furniture and fixtures	53,044	31,728
Total Property and equipment	6,669,182	5,727,509
Less: accumulated depreciation,
depletion and amortization	73,541	44,385

Net Property and Equipment	$6,595,641	$5,683,124

Depreciation expense was $8,896 and $8,354 for 2009 and 2008, respectively.  Depletion expense was $20,259 and $27,490 for 2009 and 2008, respectively.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 - Oil and Natural Gas Properties

The Company has the following oil and natural gas properties:

	December 31,			December 31,
Oil and gas property:	2008	Additions	Dispositions	2009
West Thrifty / Quita Field	$5,246,900	$477,915	$503,440	$5,221,375
Cookie	181,500	118,000	299,500	-
Winston	25,000	88,500	113,500	-
Lionheart	7,000	1,975,859	784,533	1,198,326
Flint Creek / Oil Creek	235,381	16,056	55,000	196,437
Total	$5,695,781	$2,676,330	$1,755,973	$6,616,138

Capital expenditures consist of the above additions plus the costs incurred to continue development of the Lionheart oil well.

Texas Properties

West Thrifty Unit / Quita Field

On October 23, 2006, the Company acquired a 22.275% Working Interest (“WI”), which is a 15.5925% Net Revenue Interest (“NRI”) in the West Thrifty Unit (“WTU”) and related properties for $10 and 3,260,000 common shares valued at $1,434,400 based on an independent appraisal.

On January 18, 2008, the Company acquired a 22.275% WI, which is a 15.5925% NRI, in the WTU for $10.

On January 18, 2008, the Company acquired an additional 55.45% WI, which is a 38.82% NRI, in the WTU and 100% of Altair Energy for $130 and 3,600,000 shares of common stock valued at $3,600,000 based on an independent appraisal.

On February 7, 2008, the Company entered into a settlement agreement and agreed to pay $10,000 to Jeffery Gowan for his WTU Interest.

The Company acquired leases to the Quita Field, Fennell Unit and the Smith-Goode leases in connection with the WTU acquisitions, which are included in the WTU Assignments.

On January 22, 2008, the Company sold a 75% WI, representing a 48.75% NRI in three wells located in the Quita Field for $150,000.

On May 15, 2008, the Company sold a 50% WI, representing a 32.5% NRI in the Shore 2C well drilled to the Caddo formation in the Quita Field for $120,000

In summary, the Company acquired 100% WI in the WTU and Quita Field representing a 65% NRI for a total of $5,221,375

In March 2009, the Company sold a 10% WI, representing a 6.75% NRI in the West Thrifty Unit Fry Sands to an investor for $200,000.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 - Oil and Natural Gas Properties - continued

Oklahoma Properties

Cookie’s Merrick 25-0-2 Well

On February 13, 2008, the Company acquired an 80% WI in Cookie’s Merrick 25-0-2 Well and 160 acres of land in Logan County, Oklahoma (“Cookie Well”) for $30,000 and 150,000 shares of common stock value at $181,500 based on an independent appraisal.

On December 29, 2008, the Company agreed to acquire the remaining 20% WI in the Cookie Well for 100,000 shares of common stock that were issued in the 1st Quarter of 2009 and valued at $118,000 based on an independent appraisal.

These transactions gave the Company a 100% WI, representing a 75% NRI, in the Cookie Well.

In the fourth quarter of 2008, the Company sold a 75% WI, representing a 56.25% NRI, in the Cookie for $400,000 to a group of 14 investors and one share of common stock for each dollar invested.

As of December 10, 2009, the Cookie was transferred as part of a Settlement Agreement and Release between the Company and Go Operating.  Thus the value of the Cookie investment was written down to $0 as of December 31, 2009 See Note 6.

Winston’s Merrick Well

On February 13, 2008, the Company purchased a 100% WI, representing a 75% NRI, in Winston’s Merrick Well and 100 acres of land in Logan County, Oklahoma (“Winston Well”) for $25,000 and stock to be issued later.

On December 29, 2008, the Company finalized the acquisition by agreeing to issue 75,000 shares of common stock to the seller.  The 75,000 shares of common stock that were issued in the 1st Quarter of 2009 and valued at $88,500 based on an independent appraisal.

As of December 10, 2009, the Winston was transferred as part of a Settlement Agreement and Release between the Company and Go Operating.  Thus the value of the Winston investment was written down to $0 as of December 31, 2009.See Note 6.

Oil Creek S19 Prospect

In March 2008, the Company leased mineral rights and property consisting of 80 acres in the property commonly known as the Oil Creek S19 Prospect in McClain County, Oklahoma (“Oil Creek Well”) for $45,000 for the assignment with a NRI of 78%.

We drilled and completed a well and sold 90% of our NRI to third party investors and retained a 10% WI and a 12.5% carried interest. The Company also maintains an Area of Mutual Interest (AMI) to receive these same terms on any other projects.

At December 31, 2009, the value of this part of the Oil Creek Investment, at cost, is $196,437.

Lionheart Prospect

On December 29, 2008, the Company purchased the rights to the Lionheart Prospect, being mineral rights and property consisting of 160 acres (“Lionheart”), for $7,000. The Company then acquired the leases necessary in connection with spacing and pooling to complete the ratification and own 100% of the Working Interest under all 160 acres based on a 75% Net Revenue Interest.

In 2009 we sold 49% WI representing a 36.75% NRI to multiple investors for gross proceeds of $2,350,000.  After drilling to a depth of 9,000 feet, we completed the first three horizontal legs in September 2009.  In December 2009, we completed two additional horizontal legs.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 - Oil and Natural Gas Properties - continued

Lionheart Prospect - continued

The well began producing in January 2010 and continued production until February 17, 2010 when a vendor failed to properly secure their equipment.  Initial repairs were completed to the well in June 2010 and we are in the process of testing production flows before resuming operations.

In December 2009, Mr. McAndrew exchanged 200,000 shares of common stock for 20 units of the Lionheart Oil well project and an additional 200,000 shares for 20 units of Lenhart Saltwater Disposal project.

Horsethief – Merrick County

On February 13, 2008, the Company acquired 320 acres of committed land leases for 350,000 shares of common stock valued at $353,500, based on an independent appraisal.

After completing its due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Horsethief investment was written down to $0.

Sheridan Fort Sill – Commanche County

On February 4, 2008, the Company acquired the rights to drill a horizontal well for 1,000,000 shares of common stock valued at $1,010,000, based on an independent appraisal.

After completing its due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Commanche County investment was written down to $0.

Ryser Lease – Fannin County

On February 13, 2008, the Company acquired 80 acres of committed land leases for 250,000 shares of common stock valued at $252,500, based on an independent appraisal.

After completing our due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Fannin County investment was written down to $0.

Management Overriding Royalty Interests in Texas and Oklahoma

Mr. McAndrew has a 2.5% overriding royalty interest in the West Thrifty and Quita oil and gas properties, a 1.3% overriding royalty interest in the Oil Creek property and a 2.6% overriding royalty interest in the Lionheart property.

NOTE 6 – Acquisitions / Dispositions

Acquisition of GO Operating Ltd. Co. and Other Unrelated Parties

On March 14, 2008, the Company acquired 100% of the units of stock of GO Operating Ltd. Co., (“GO”) an Oklahoma corporation for 200,000 warrants for common shares of the Company with an exercise price of $.001 and a 13 month term. In the event the equivalent share price of the stock is below $1.01, the Company was committed to issue supplemental additional shares to seller by issue of warrants of $.001 per share to provide within 13 months from date of issue an amount realized to sales proceeds of stock of not less than $200,000 in cash. The assets other than goodwill acquired were a cash bond of $25,000 and $10,000 for certain residual rights to operate and ownership of wells as set out in prior agreements of sale of the projects to the Company. The Company recorded an impairment of $165,000 to goodwill in 2008.

In December 2009, warrants to purchase 3,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities. As part of the settlement agreement, those entities retained 500,000 shares of common stock (175,000 shares are subject to cancellation first quarter 2010) and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 7 – Income Taxes

At the ASC 740 Income Taxes adoption date of January 1, 2007, we had no unrecognized tax benefit, which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the years ended December 31, 2009 or 2008.

We classify interest and penalties arising from the underpayment of income taxes in the statements of operations under general and administrative expenses. As of December 31, 2009 or 2008, we had no accrued interest or penalties related to uncertain tax positions. The tax years 2009 and 2008 federal returns remain open to examination.

Net deferred tax assets consist of the following components as of December 31, 2009 and 2008:

	2009	2008

Deferred tax assets:
Operating Loss	$2,000,000	$1,300,000

Deferred tax liabilities:	-	-

Valuation allowance	(2,000,000)	(1,300,000)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate of 34% to pretax income from continuing operations for the years ended December 31, 2009 and 2008 due to the following:

	2009	2008

Statutory tax on book income (Loss)	$(1,300,000)	$(6,200,000)

Effect of non-deductibility of stock based compensation	600,000	5,300,000

Change in valuation allowance	700,000	900,000

Income Tax Expense	$-	$-

The Company has determined that a valuation allowance of $600,000 at December 31, 2009, is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. As of December 31, 2009, the Company has a net operating loss carry-forward of approximately $5,700,000, which is available to offset future federal taxable income, if any, with expiration beginning 2026 and ending 2029.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 8 – Notes Payable

The Company’s notes payable consists of the following:

	December
	2009	2008
Note payable, due to an individual, 10% interest, principal and interest due upon demand, unsecured.	$-	$25,000

Note payable, due to an Individual, non-interest bearing, principal and interest due in installments ending on December 31, 2009, unsecured	-	10,000

Note payable, due to an individual, principal due upon demand	-	200,000
	-	235,000
Less current portion	-	(235,000)

	$-	$-

The $200,000 note listed above was due September 2, 2008. As an extension of the note, the Company was required to issue 50,000 common shares every sixty days to extend the note.  During 2008, 100,000 shares were issued.  For the original placement of the note, the Company gave 200,000 shares of its Common Stock valued at $.25 per share.  The note above was converted in August 2009 to an investment in a new drilling project of the Company.

The $25,000 note above was converted in August 2009 to an investment in a new drilling project of the Company.

NOTE 9 - Commitments

The Company leases office space in Plano, Texas under the terms of an operating lease expiring November 30, 2013.  The current lease began November 1, 2008.  Future minimum rental payments under the terms of the lease are $71,705 in 2010, $73,296 in 2011, $74,886 in 2012 and $69,982 in 2013.

Total rent expense incurred by the Company was $74,412 for 2009 and $28,962 for 2008.

NOTE 10 – Concentrations

The Company had oil sales to three unaffiliated purchasers for years ended December 31, 2009 and one unaffiliated purchaser in 2008, totaling $196,249  and $526,615, respectively. No other single customer accounted for 10% or more of revenues in 2009 or 2008. Although a substantial portion of our production is purchased by one purchaser, the Company does not believe the loss of this purchaser would have a material adverse effect on the Company's business as other purchasers would be accessible.

NOTE 11 – Non-Cash Items

2009

The Company issued 15,000,000 shares of its common stock and 1,000 shares of Nontransferable preferred stock in connection with the cancellation of warrants.  (See Note 12).

The Company cancelled 1,930,000 shares of its common stock related to a Settlement Agreement with Go Operating and Glen Kennedy, former Chief Operating Officer.

2008

The Company issued 5,450,000 shares of its common stock for the acquisition of various properties as described herein at $1.00-1.01 per share for a total of $5,430,500. The Company valued the properties based on an independent appraisal.

The Company issued 500,000 shares of its common stock and paid $350,000 in 2008 for the acquisition of Small Cap Strategies, Inc. (SMCA). The Company valued the common shares at $500,000 based on an independent appraisal. During the year ended 2008, the investment in SMCA was valued at $200,000 and the Company recorded an impairment loss of $650,000.

The Company cancelled 1,000,000 shares of its common stock related to the KT Resources joint venture settlement valued at $440,000.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – Warrants

Warrants for Services

2009

During fourth quarter 2009, we issued 15,000,000 restricted shares of our common stock and 1,000 shares of Nontransferable preferred stock to management and cancelled warrants representing 14,500,000 common shares. Mr. McAndrew received 12,000,000 common shares and 1,000 shares of Nontransferable Preferred Stock. The Nontransferable Preferred Stock has voting rights equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew. Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares in exchange for the cancellation of 3,000,000 and 2,400,000 warrants, respectively.

In addition, we issued 1,000,000 shares of our common stock to Mr. McAndrew and 2,000,000 shares to Mr. DeVito that will only be vested if they remain with the company through June 30, 2011.

In December 2009, warrants to purchase 3,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities (175,000 shares are subject to cancellation first quarter 2010). As part of the settlement agreement, those entities retained 500,000 shares of common stock (175,000 shares are subject to cancellation first quarter 2010) and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

2008

During 2008, the Company issued 15,850,000 warrants valued at $14,361,213. The warrants were issued to executives for services.  These warrants are exercisable at $0.01 and have a term of 5 years. The estimated fair value of the warrants was determined by management based on an independent appraisal. The value assigned to the warrants for services was an average of $.91 per warrant.

The Company issued 200,000 warrants for the Go Energy acquisition that were valued at $200,000.

The following summarizes warrant activity during period ended December 31, 2009:

	Warrants	Weighted average exercise price	Weighted average remaining term	Aggregate intrinsic value
Outstanding, January 1, 2008	21,500,000
Issued	15,850,000	$0.01		$0.90
Outstanding, December 31, 2008	37,350,000	$0.01		$0.90

Cancelled/Settled	(37,350,000)
Outstanding, December 31, 2009	-	$-	-	$-

The total fair value of warrants vesting during 2008 was $0.13 to $0.91. As discussed above in 13, in 2009 the Company canceled the warrants in connection with various agreements and settlements.

NOTE 13 – Preferred Stock and Common Stock

Nontransferable Preferred Stock

We have one class of Preferred Stock and Nontransferable Preferred Stock.  The Nontransferable Preferred Stock, consisting of 1,000 shares, is all owned by Mr. McAndrew.

Holders of the Nontransferable Preferred stock are not entitled to receive any dividend, the stock is not transferrable, do not participate in any liquidation, and the stock is not convertible.  These shares may be transferred only to an entity for estate planning purposes provided that entity is controlled by the holder, in this case, Mr. McAndrew.

In the event that Mr. McAndrew dies, becomes incompetent for a period of six weeks such that Mr. McAndrew is unable to exercise his voting rights or voluntarily terminates his employment with the Company, the Nontransferable Preferred Stock is automatically cancelled.

The 1,000 shares of Nontransferable Preferred Stock have the number of votes equal to 1.1 times the number of shares of common stock outstanding.  Accordingly, except for votes requiring more than a majority vote of shares of common stock, Mr. McAndrew will determine the outcome of the vote.  The only such provision of Nevada law or as required by our Articles of Incorporation or Bylaws is the removal of directors.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 13 – Preferred Stock and Common Stock - continued

Preferred Stock

The shares of Preferred Stock, other than the Nontransferable Preferred Stock, could be issued from time to time by our Board of Directors in its sole discretion without further approval or authorization by the stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our Board of Directors. The relative rights and preferences that may be determined by our Board of Directors in its discretion from time to time include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•
the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

•
the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

Common Stock

During 2008, the Company issued 1,288,000 shares of its common stock for cash at a price of $.001-1.00 per share for a total of $568,400.  The Company issued an additional 2,823,000 shares of its common stock at a price of $.25-1.18 per share to various consultants for services for a total of $978,602. Management determined the estimated fair value of the common stock based on an independent appraisal.

During 2008, the Company issued 5,450,000 shares of its common stock for oil and gas properties at a price of $1.00-1.01 per share for a total of $5,430,500.

During 2008, the Company issued 500,000 shares of its common stock for the acquisition of SMCA at a price of $1.00 per share.  SMCA was originally acquired to effect a reverse merger and, subsequently, management has decided to sell its interest.  In 2008, the investment in SMCA was valued at $200,000 after an impairment loss of $650,000. The liabilities of SMCA have been recognized by Xtreme since the acquisition of SMCA.

During 2008, the Company cancelled the 1,000,000 shares of its common stock issued to KT Energy at the same price issued of $.44, or a total value of $440,000.

During 2009, the Company issued 944,330 shares of our common stock at a price range of $0.25-0.75 per share for a total of $400,497 in gross proceeds.

During 2009, the Company issued 175,000 shares of our common stock for additional interest in two of the properties we had acquired in 2008 at a price of $1.18, or a total cost of acquisition of these interests in the amount of $206,500. Management determined the estimated fair market value based on market price quotations, recent stock offering prices and other factors.

During 2009, the Company issued 250,000 shares of our common stock to two investors in the West Thrifty Unit.  The shares were issued as a bonus for making the investment.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $50,000.

During 2009, the Company issued 2,152,500 shares of our common stock to the investors in the Lionheart project.  The shares were issued as a bonus for investing in the project.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $620,419

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 13 – Preferred Stock and Common Stock - continued

Common Stock - continued

During 2009, the Company issued 5,583,000 shares of our common stock for services provided to the Company.  The shares for services were valued at $0.25-$1.18 with the total issuance valued at $2,065,117. Management determined the estimated fair market value based on market price quotations, recent stock offering prices and other factors.

In December 2009, warrants to purchase 3,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities. As part of the settlement agreement, those entities retained 500,000 shares of common stock and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

In December 2009, Mr. McAndrew cancelled warrants for 14,500,000 shares in exchange for 12,000,000 shares of common stock.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

During fourth quarter 2009 we issued 15,000,000 restricted shares of our common stock to management and cancelled warrants representing 22,850,000 common shares. Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares. In addition, we issued 1,000,000 shares of our common stock to Mr. McAndrew and 2,000,000 shares to Mr. DeVito that will only be vested if they remain with the company through June 30, 2011.

During the fourth quarter of 2009 we sold 200 units in the Lenhart Saltwater Disposal joint venture for $2,452,000 Million representing an 80% interest in the venture. This transaction is recorded as deposits on the liability section of the balance sheet.

Note 14 – Legal Matters

On December 1, 2009 we began legal proceedings in McLain County District Court in Purcell, Oklahoma against D. Deerrman, L.P. alleging breach of contract and demanding payment for fees owed, oil and gas production revenue and other expenses on the Oil Creek property.  The suit also demands an accounting discovery for all items in dispute. On December 31, 2009, Deerrman filed a counterclaim in the same court claiming breach of contract for drilling the Oil Creek property and demanding payment of $235,000 for expenses incurred.

During the second quarter 2010 Mr. Bruce Scambler began legal proceedings in Logan County District Court against us alleging breach of contract and demanding payment for lost revenue and missing equipment.  We filed a dismissal in the same court.

During second quarter 2010 each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court demanding judgment for past due invoices.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary.

During the second quarter 2010, we filed suit against Genie Well Services in Federal Court demanding restitution for damaging our Lionheart well.  Genie filed a counterclaim for their services rendered after causing the damage.

Note 15 – Employment Agreements

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

In addition, these employment agreements made restricted stock awards to each of Mr. McAndrew and Mr. DeVito with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. McAndrew, 1,250,000 shares were issued but have not yet been vested;500,000 shares will be vested on December 1, 2010, 500,000 shares will be vested on June 1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions for Mr. DeVito, 1,750,000 shares are issued but have not yet been vested; 750,000 shares will be vested on December1, 2010, 750,000 shares will be vested on June1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions. We made restricted stock awards to each of Mr. Wurtele and Ms. Wingate in May 2010 with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. Wurtele, 225,000 shares were issued but have not yet been vested;75,000 shares will be vested on December 1, 2010, 75,000 shares will be vested on June 1, 2011 and the remaining 75,000 shares will be vested on December 1, 2011 subject to vesting provisions; for Ms. Wingate, 1500,000 shares are issued but have not yet been vested; 50,000 shares will be vested on December1, 2010, 50,000 shares will be vested on June1, 2011 and the remaining 50,000 shares will be vested on December 1, 2011 subject to vesting provisions.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 16 – Subsequent Events

In the first quarter of 2010, we sold 20,000 restricted shares of our common stock to three investors for $18,000 Cash. Shares were sold at $.25 and $1.00 with the average sale price being $0.95 per share.

In the first quarter of 2010, we issued 379,035 restricted shares of our common stock to consultants for $379,035 worth of services.  Our shares were valued at $1.00.

In the second quarter of 2010, we sold 498,330 restricted shares of our common stock to nine investors for $313,747 cash. Shares were sold with the average sale price being $.63 per share.

In the second quarter of 2010, we issued 2,662,500 restricted shares of our common stock to 4 members of our management team and three members of our staff and consultants for $665,625 worth of services. Our consultant shares issued were valued at $0.25.

During the second quarter 2010, Mr. Bruce Scambler began legal proceedings in Logan County District Court against us alleging breach of contract and demanding payment for lost revenue and missing equipment.  We filed a dismissal in the same court.

During second quarter 2010, each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court demanding judgment for past due invoices.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary.

During the second quarter 2010, we filed suit against Genie Well Services in Federal Court demanding restitution for damaging our Lionheart well.  Genie filed a counterclaim of $53,000 for their services rendered after causing the damage.

In May 2010, we sold Small Cap Strategies to Knight Enterprises for 1,160,000 shares of our common stock and the acquisition of $35,000 in accounts payables.

Note 17 - Supplemental Information on Oil and Gas Data (Unaudited)

The following tables set forth supplementary disclosures for the Company’s oil and gas producing activities in accordance with ASC 932,  Disclosures about Oil and Gas Producing Activities.

Capitalized Costs Relating to Oil and Gas Producing Activities:

	Years Ended December 31,
	2009	2008
Capitalized Costs:
Unproved oil & gas properties	$-	$25,000
Proved oil & gas properties	6,616,138	5,670,781
Total Capitalized Costs	6,616,138	5,695,781
Less: Accumulated depreciation, depletion,
amortization, and valuation allowance	47,749	27,490
Net Capitalized Costs	$6,568,389	$5,668,291

Costs Incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities:

	Year Ended December 31,
	2009	2008
Costs Incurred:
Acquisition of proved properties	$-	$3,858,500
Acquisition of unproved properties	-	1,616,000
Exploration	-	-
Development	2,676,330	190,381
Total Costs Incurred	$2,676,330	$5,664,881

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 17 - Supplemental Information on Oil and Gas Data (Unaudited) - continued

Results of Operations from Oil and Gas Producing Activities:

	Year Ended December 31,
	2009	2008
Revenues from Oil and Gas Producing Activity:	$196,249	$526,865
Revenue Distributions	-	(111,855)
Net Revenues from Producing Activities	196,249	415,010
Production Costs	(261,540)	(665,033)
Exploration Expenses	-	(298,876)
Depreciation, depletion, amortization, & valuation allowance	(20,259)	(27,490)
Pretax Income from Producing Activities	(85,550)	(576,389)
Income tax expenses/estimated loss carry forward benefit	-	-
Results of oil and gas producing activities	$(85,550)	$(576,389)

The results of oil and gas producing activities above does not include the impairment charges of $1,616,000 since these properties were not operational.

Standardized Measure of Discounted Future Net Cash Flows

Proved oil and natural gas reserves are the estimated quantities of crude oil, condensate and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and natural gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The above estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. Such estimates may not be materially revised in subsequent periods.

The standardized measure of discounted future net cash flows at December 31, 2009, relating to proved oil and natural gas reserves is set forth below. Due to the Company not directly owning the leases and the related cash flows, no sources of change in the standardized measure of discounted future net cash flows applied as of December 31, 2008. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

Future cash inflows for 2009 were computed by applying average price for the year to the year-end quantities of proved reserves. The 2009 average price for the year was calculated using the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period. The estimated cash flows from future production of proved reserves for 2008 were prepared on the basis of prices received at year-end. The average oil price per barrel that was used was $53.48 at December 31, 2009 and $60.41 for 2008. The average natural gas price per MMBtu was not used in this calculation at December 31, 2008 and 2009 because no value was assigned to the value of the natural gas.

Future net cash flows were computed using year-end prices and costs, and year-end statutory tax rates (adjusted for permanent differences) that relate to existing proved oil and natural gas reserves at year end. The following are the principal sources of change in the standardized measure of discounted future net cash flows.

	2009		2008
	Oil (barrels)	Gas (Mcf)	Oil (barrels)	Gas (Mcf)
Proved Developed and Undeveloped Reserves
Beginning of Year	1,174,728	-	-	-
Revision of previous estimates	302,400	-	263,224	-
Improved recovery		-	-	-
Extensions and discoveries		-	-	-
Property sales		-	-	-
Production	(5,500)	-	(6,972)	-
Purchase of reserves in place	864,000	-	918,476	-
End of Year	2,335,628	-	1,174,728	-
Proved Developed Reserves
Beginning of Year	117,473	-	-	-
End of Year	233,563	-	117,473	-

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 17 - Supplemental Information on Oil and Gas Data (Unaudited) - continued

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves:

	Year Ended December 31,
	2009	2008
Estimated future revenue	$79,133,974	$42,585,687
Future Production Costs	(6,885,000)	(4,620,000)
Future Development Costs	(7,650,000)	(5,000,000)
Future Income Tax Expense	(22,609,641)	(11,537,990)
Future Net Cash Flows	41,989,333	21,427,697
10% Annual Discount for Estimated Timing of Cash Flows	(24,866,761)	(10,424,709)
Standardized Measure of Discounted Future Net Cash Flows	$17,122,572	$11,002,988

	Year Ended December 31,
	2009	2008
Standardized Measure of Discounted Future Net Cash Flows, beginning of year	$11,002,988	$-
Sales, net of production costs	(65,290)	625,246
Sales of minerals in place	-	(3,014,525)
Net change in prices and costs of future production	(6,559,729)	(2,142,576)
Revisions of quantity estimate	4,326,790	8,984,603
Purchases of Reserves in Place	8,352,533	6,550,240
Accretion of discount	1,100,299	-
Change in production rates and other	(1,035,019)	-
Standardized Measure of Discounted Future Net Cash Flows, end of year	$17,122,572	$11,002,988

XTREME OIL & GAS , INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31,2009

	2010	2009
	(Unaudited)

ASSETS

CURRENT ASSETS:
Cash	$230,395	$638,851
Cash - restricted	126,200	101,000
Accounts receivable, net	231,743	211,388
Other current assets	323,796	-

Total Current Assets	912,134	951,239

PROPERTY AND EQUIPMENT:
Furniture and fixtures	53,044	53,044
Oil and natural gas properties (successful efforts method)
Proved leasehold costs	6,616,138	6,616,138
	6,669,182	6,669,182
Less-Accumulated depreciation, depletion and amortization	78,218	73,541

Net property and equipment	6,590,964	6,595,641

OTHER ASSETS
Goodwill	200,000	200,000
Deposits	7,862	7,862

	207,862	207,862

TOTAL ASSETS	$7,710,960	$7,754,742

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,254,743	$2,271,996
Deposits payable	3,109,975	2,452,000
Notes payable	-	-

Total Current Liabilities	5,364,718	4,723,996

LONG TERM LIABILITIES
Asset retirement obligation	300,000	300,000

TOTAL LIABILITIES	5,664,718	5,023,996
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 50,000,000 shares authorized; none issued and outstanding	-	-
Non-transferable preferred stock, $.001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	1	1
Common stock, $.001 par value; 200,000,000 shares authorized;
41,533,381 and 41,134,346 shares issued and outstanding at
March 31, 2010 and December 31, 2009, respectively	41,533	41,134
Additional paid-in capital	31,532,906	30,448,771
Less Treasury Stock	(1,320,000)	(1,320,000)
Accumulated deficit	(28,208,198)	(26,439,160)

Total Stockholders' Equity	2,046,242	2,730,746

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,710,960	$7,754,742

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS , INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (Unaudited)

	2010		2009
Revenues:
Income from asset sales and other, net		$-	$-
Oil and gas sales		33,265	10,605

TOTAL REVENUES		33,265	10,605

EXPENSES:
Drilling and completion costs		-	101,535
Production costs		75,938	80,547
General and administrative expenses		1,724,925	361,780
Loss on disposal of property		-	303,440

TOTAL OPERATING EXPENSES		1,800,863	847,302

INCOME (LOSS) BEFORE OTHER EXPENSES		(1,767,598)	(836,697)

OTHER INCOME/(EXPENSE)

Interest expense, net		(1,440)	(625)
Total other income/(expense)		(1,440)	(625)

NET INCOME (LOSS)		$(1,769,038)	$(837,322)

GAIN (LOSS) PER SHARE-BASIC AND DILUTED	$	(0.04)	$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED		41,228,071	19,200,123

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Quarters Ended March 31, 2010 and 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,769,038)	$(837,322)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	4,677	-
Common stock issued for services	1,066,535	91,695
Loss on disposal of properties	-	303,440
Changes in assets and liabilities:
(Increase) decrease in restricted cash	(25,200)	-
(Increase) decrease in accounts receivable	(20,354)	48,563
Increase in other current assets	(323,796)	-
Increase in deposits	-	(1,500)
Increase (decrease) in accounts payable and accrued Expenses	(17,254)	209,695
Increase (decrease) in deposit payable	657,975	-
Net cash used in operating activities	(426,456)	(185,429)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from the sale of assets	-	200,000
Net cash provided by investing activities	-	200,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	18,000	90,500
Net cash provided by financing activities	18,000	90,500

Net change in cash	(408,456)	105,071

CASH AT BEGINNING PERIOD	638,851	105,089

CASH AT END OF PERIOD	$230,395	$210,160

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest expense	$1,792	$-

Common stock issued for leasehold interests and equipment	$-	$206,500

Common stock and warrants issued for acquisitions	$-	$700,000

Common stocks issued (returned) for investment	$-	$(440,000)

 See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Regulation S-K. They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2009 included herein the Company’s Form S-1. The interim unaudited consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form S-1. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

2. HISTORY AND NATURE OF BUSINESS

Xtreme Oil & Gas, Inc. (the “Company” formerly Xtreme Technologies, Inc.), a Nevada corporation formed on October 3, 2006 is organized to engage in the acquisition, operation and development of oil and natural gas properties located in Texas and the southeast region of the United States. Effective December 29, 2006, Xtreme Technologies, Inc., a then Washington corporation, acquired Emerald Energy Partners, Inc., (“Emerald”) a Nevada corporation, in exchange for the issuance of 7,960,000 shares of the Company’s common stock and changed the Company’s name to Xtreme Oil & Gas, Inc. (“Xtreme”).

For accounting purposes this transaction was treated as an acquisition of Xtreme Technologies, Inc. and a re-capitalization of Emerald. Emerald is the accounting acquirer and the results of its operations carry over.  Accordingly, the operations of Xtreme Technologies, Inc. are not carried over and are adjusted to $0 at the date of the merger.

Since its formation, the Company has been involved in the acquisition and management of fee mineral acreage and the exploration for and development of oil and natural gas properties, principally involving drilling wells located on the company’s mineral acreage.  The Company’s mineral properties and other oil and natural gas interests are all located in the United States, primarily in Oklahoma and Texas. The majority of the Company’s oil and natural gas production was from its’ Texas wells. All of its oil and natural gas revenues were derived from the sale of oil. Substantially all the Company’s oil and natural gas production is sold by the Company directly to independent purchasers.

The Company from time to time sells or otherwise disposes of its interest in oil and natural gas properties as a normal course of business.

Recent Accounting Pronouncements

Management does not expect the impact of any other recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

3. Oil and Natural Gas Properties

The Company has the following oil and natural gas properties as of March 31, 2010:

	December 31,	Net		March 31,
Oil and gas property:	2009	Purchases	Dispositions	2010
West Thrifty / Quita Field	$5,221,375	$-	$-	$5,221,375
Lionheart	1,198,326	-	-	1,198,326
Flint Creek / Oil Creek	196,437	-	-	196,437
Lenhart SWD	-	-	-	-
Total	$6,616,138	$-	$-	$6,616,138

The Company focused its efforts on beginning our Saltwater Disposal well project and expanding the production capacity on the Lionheart project.  We successfully completed the Saltwater Well surface work and began drilling operations in March 2010. In February we had completed work to increase the production on the Lionheart well when Genie well services damaged the wellbore halting production.  We have repaired the wellbore and are preparing to begin production again in the third quarter 2010.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(Unaudited)

4. STOCKHOLDERS’ EQUITY

Capital Structure

The Company is authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share, of which 43,155,637 shares were issued and outstanding as of June 30, 2010. The holders of the common stock do not have any preemptive right to subscribe for, or purchase, any shares of any class of stock.

The Company is authorized to issue up to 50,000,000 shares of preferred stock, $0.001 par value per share of which none were issued and outstanding as of June 30, 2010.

The Company has one class of Preferred Stock and Nontransferable Preferred Stock.  The Nontransferable Preferred Stock, consisting of 1,000 shares, is all owned by Mr. McAndrew.

Significant current period changes in stockholders’ equity during the three months ended March 31, 2010 consisted of the following:

Common Stock

During the 1st Quarter of 2010, we sold 20,000 restricted shares of our common stock to three investors for $18,000. Shares were sold at $.25 and $1.00 with the average sale price being $0.95 per share.

During the 1st Quarter of 2010, we issued 379,035 restricted shares of our common stock to consultants valued at $379,035 for services and recognized $687,500 for shares vesting for total stock-based compensation of $1,066,535. Our consultant shares were valued at $1.00. Management determined the estimated fair market value based on market price quotations, recent stock offering prices and other factors.

5. SUBSEQUENT EVENTS

In the second quarter of 2010, we sold 498,330 restricted shares of our common stock to nine investors for $313,747 cash. Shares were sold with the average sale price being $.63 per share.

In the second quarter of 2010, we issued 2,662,500 restricted shares of our common stock to 4 members of our management team and three members of our staff and consultants for $665,625 worth of services. Our consultant shares issued were valued at $0.25.

During the second quarter 2010 Mr. Bruce Scambler began legal proceedings in Logan County District Court against us alleging breach of contract and demanding payment for lost revenue and missing equipment.  We filed a dismissal in the same court.

During second quarter 2010 each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court demanding judgment for past due invoices.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary.

During the second quarter 2010, we filed suit against Genie Well Services in Federal Court demanding restitution for damaging our Lionheart well.  Genie filed a counterclaim of $53,000 for their services rendered after causing the damage.

During May 2010, we sold Small Cap Strategies to Knight Enterprises for 1,160,000 shares of our common stock and the acquisition of $35,000 in accounts payables.

APPENDIX A
GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this document.

Barrel. A standard measurement in the oil industry. One barrel equals 42 U.S. gallons. On the average, 7.33 barrels of crude oil weigh one metric ton; 7.5 barrels weigh one long ton; and 6.65 barrels weigh one short ton.

bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this Form 10 in reference to crude oil or other liquid hydrocarbons.

bcf. Billion cubic feet of natural gas.

bcfe. Billion cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

btu or British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Crude Oil. Liquid petroleum that has not been refined. Sour crude oils have relatively large amounts of sulfur (1 percent or more). Sweet crudes have less sulfur and are more valuable. Most U.S. crudes tend to be sweet, while Middle East crudes tend to be sour. Crude oil is generally sold on a volume basis. The volume is corrected for any basic sediment and water (BS&W) present and adjusted to the standard base temperature of 60 degrees Fahrenheit. Light crude oils have a lower specific gravity than do heavy crudes, which may be thick and viscous.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Drilling locations. Total gross locations specifically quantified by management to be included in the Company’s multi-year drilling activities on existing acreage. The Company’s actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.

Dry well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Exploitation. Ordinarily considered to be a form of development within a known reservoir.

Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding and development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Formation. An identifiable layer of rocks named after its geographical location and dominant rock type.

GLOSSARY OF OIL AND NATURAL GAS TERMS - continued

Gross acres, gross wells or gross reserves. The total acres, wells, or reserves as the case may be, in which a working interest is owned.

Improved Recovery. “Man made” methods as opposed to “natural” methods of increasing the flow of oil or gas from underground reservoirs.

Intangible Drilling Costs (IDC). Expenses for labor, fuel, repair, hauling, rig rental, and supplies used in the drilling of a well. These expenses differ from the cost of “tangibles,” which include anything that has inherent salvage value.

Lease. A legal contract that specifies the terms of the business relationship between an energy company and a landowner or mineral rights holder on a particular tract of land.

Lease operating expenses. The expenses of lifting oil or gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short lived assets, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

Leasehold. Mineral rights leased in a certain area to form a project area.

mcf. Thousand cubic feet of natural gas.

Natural Gas. Consists largely of the hydrocarbon methane. It is found in underground formation either by itself or with crude oil. It is the cleanest burning of all fossil fuels. Once virtually a waste product, natural gas provides about one-third of the total energy used in the United States

Net acres, net wells, or net reserves. The sum of the fractional working interest owned in gross acres, gross wells, or gross reserves, as the case may be.

Overriding royalty interest. Is similar to a basic royalty interest except that it is created out of the working interest. For example, an operator possesses a standard lease providing for a basic royalty to the lessor or mineral rights owner of 1/8 of 8/8. This then entitles the operator to retain 7/8 of the total oil and gas produced. The 7/8 in this case is the 100% working interest the operator owns. This operator may assign his working interest to another operator subject to a retained 1/8 overriding royalty. This would then result in a basic royalty of 1/8, an overriding royalty of 1/8 and a working interest of 3/4. Overriding royalty interest owners have no obligation or responsibility for developing and operating the property. The only expenses borne by the overriding royalty owner are a share of the production or severance taxes and sometimes costs incurred to make the oil or gas salable.

Present value of future net revenues (PV-10). The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, of proved reserves calculated in accordance with Financial Accounting Standards Board guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such a general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

Production. Natural resources, such as oil or gas, taken out of the ground.

Production Payments. A non-operating interest payable from a specific portion of production expressed either as a certain amount of money (with or without interest) or a certain number of units of hydrocarbons.

Productive well. A well that is found to be capable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Project. A targeted development area where it is probable that commercial gas can be produced from new wells.

GLOSSARY OF OIL AND NATURAL GAS TERMS - continued

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Reserves. Oil, gas and gas liquids thought to be accumulated in known reservoirs.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible nature gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Salt water disposal well. A well into which salt water and other liquid substances are pumped for disposal purposes.

Successful. A well is determined to be successful if it is producing natural gas, dewatering, or awaiting hookup, but not abandoned or plugged.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to appoint that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$
Legal fees and expenses
Accounting fees and expenses
Blue Sky Fees
Miscellaneous
Total	$

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that inview of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law may determine the question of whether a director or officer acts as the alter ego of a corporation.

Item 15. Recent Sales of Unregistered Securities

Since December 2006, we sold and issued the unregistered securities described below. We believe that each of the securities transactions from the last three years described below was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction not involving any public offering and Regulation D promulgated under the Securities Act of 1933. In each case, the number of investors was limited, the investors were either all accredited and/or otherwise qualified and had access to material information about the registrant, and restrictions were placed on the resale of the securities sold.

i

Item 15. Recent Sales of Unregistered Securities - continued

Shares issued for Cash

In the fiscal year of 2008, we sold 1,288,000 restricted shares of our common stock to various investor for $568,400 cash. Shares were sold at $.25, $.40 $.50 and $1.00 per share.

In the 1st Quarter of 2009, we sold 361,000 restricted shares of our common stock to four investors for $90,500 Cash. Shares were sold at $.25 and $.50 with the average sale price being $.25 per share.

In the 2nd Quarter of 2009, we sold 410,000 restricted shares of our common stock to eleven investors for $180,000 Cash. Shares were sold at $.25 and $.50 with the average sale price being $.44 per share.

In the 3rd Quarter of 2009, we sold 146,664 restricted shares of our common stock to five investors for $109,997 Cash, or $.75 per share.

In the 4th Quarter of 2009, we sold 26,666 restricted shares of our common stock to five investors for $20,000 Cash, or $.75 per share.

In the 1st Quarter of 2010, we sold 20,000 restricted shares of our common stock to three investors for $18,000 Cash. Shares were sold at $.25 and $1.00 with the average sale price being $0.95 per share.

In the 2nd Quarter of 2010, we sold 498,330 restricted shares of our common stock to nine investors for $313,747 cash. Shares were sold with the average sale price being $.63 per share.

Shares issued for Services

During 2008, we issued 2,823,000 shares of our common stock to 34 consultants for services valued at $978,602.

During 2009, we issued 5,583,000 shares of our common stock to 24 consultants and four members of the staff for services valued at $2,068,117.

In the 1st Quarter of 2010, we issued 379,035 restricted shares of our common stock to consultants valued at $379,035 for services and recognized $687,500 for shares vesting for total stock-based compensation of $1,066,535. Our consultant shares were valued at $1.00.

In the 2nd Quarter of 2010, we issued 2,662,500 restricted shares of our common stock to 4 members of our management team and three members of our staff and consultants for $665,625 worth of services. Our consultant shares issued were valued at $0.25.

Warrants

During 2007, in three transactions, the Company issued to four executives warrants to purchase a total of 21,500,000 shares of the Company’s Common Stock, warrants that we valued at $3,686,958 or $0.17 per share and having a term of five years. Of these warrants, 400,000 were granted to one individual as part of the acquisition of I.R.A Oil & Gas, LLC. and the balance as compensation to the executives.

During 2008, the first five months, we granted warrants to purchase a total of 15,850,000 shares of Common Stock, all with an exercise price of $0.01 per share and assigned a value of $0.91 per warrant or a total of $14,361,213. The four executives receiving warrants in 2007 received warrants to purchase 13,200,000 shares of Common Stock. We also issued warrants for 3,000,000 shares of Common Stock to another party for services and also in connection with the transfer of properties and the acquisition of an entity and. The last individual relinquished these warrants in December 2009 when properties and the entity were reconveyed to him. The four executives and the other party exchanged, in 2009, all of the warrants for one of two classes preferred stock that would, assuming the validity of the preferred stock, convert into the same number of common shares as could be acquired by exercising the warrants. In December 2009, all four executives cancelled these shares in exchange for an aggregate of 15,000,000 shares of Common Stock. The Company disputes that former counsel has any right to warrants, shares of Common or Preferred Stock as a result of these transactions. See Security Ownership of Certain Beneficial Owners and Management.

Item 15. Recent Sales of Unregistered Securities - continued

Shares Issued for Property Acquisitions

In the 4th Quarter of 2006, we issued 7,960,000 restricted shares of our common stock to nine entities to acquire 100% ownership Emerald Energy Partners for $7,960 or $.001 per share.

In the 4th Quarter of 2007, we issued 1,000,000 restricted shares of our common stock to KT Energy for ownership interest in a new partnership.  The shares were valued at $.44 per share and the transaction value was $440,000, and in the 1st Quarter of 2008, we cancelled the 1,000,000 shares issued to KT Energy in connection with the relinquishment of our interest in the partnership.

In the 1st Quarter of 2008, we issued 1,750,000 restricted shares of our common stock to an individual and entities affiliated or associated with that individual for the acquisition of mineral rights to the Commanche County, Fannin County, Horsethief and Cookie properties.  The issuances were valued at $1,767,500, or an average of $1.01 per share. In December 2009, we reached an agreement for the return of 682,000 of these shares, a provision of the agreement that has not been honored to date.

In the 2nd Quarter of 2008, we issued 3,600,000 restricted shares of our common stock to 12 entities or individuals for the acquisition of mineral rights to the West Thrifty Unit and the Quita Field.  The acquisitions were valued at $3,600,000, or an average of $1.00 per share.

In the 3rd Quarter of 2008, we issued 500,000 restricted shares of our common stock to two entities for the acquisition of controlling interest in Small Cap Strategies, a business development company trading on the OTC Bulletin Board under the symbol SMCA.OB. The shares were valued at $500,000, or $1.00 per share. In the 4th Quarter of 2009, we issued 1,250,000 restricted shares of our common stock to one entity for per the terms of the agreement for the acquisition of Small Cap Strategies.  The value of the shares is issued is included in the original valuation of the transaction.

In the 1st Quarter of 2009, we issued 175,000 restricted shares of our common stock to one entity for the acquisition of mineral rights to the Cookie and Winston properties.  The issuance was valued at $206,500, or $1.18 per share.

Securities Issued for Interests in Drilling Properties

In 2008 and 2009 we formed joint ventures to develop the Cookie and Lionheart prospects.

In 2008, we raised $400,000 from 14 individuals for the Cookie project, issuing to these individuals, in addition to the interest in the prospect, one share for each dollar raised. Each share was considered issued for par value. After we discovered title issues in the Cookie prospect, we transferred those investors, with their consent, to interests in the Lionheart prospect.

In 2009 we sold working interests in the Lionheart project and issued common stock. We raised $620,419 from 36 investors for the sale of the project. In connection with the sale, we issued 2,152,500 shares of common stock.

Warrants

During 2007, in three transactions, the Company issued to four executives warrants to purchase a total of 21,500,000 shares of the Company’s Common Stock, warrants that we valued at $3,686,958 or $0.17 per share and having a term of five years. Of these warrants, 400,000 were granted to one individual as part of the acquisition of I.R.A Oil & Gas, LLC. and the balance as compensation to the executives.

During 2008, the first five months, we granted warrants to purchase an total of 15,850,000 shares of Common Stock, all with an exercise price of $0.01 per share and assigned a value of $0.91 per warrant or a total of $14,361,213. The four executives receiving warrants in 2007 received warrants to purchase 13,200,000 shares of Common Stock. We also issues warrants for 3,000,000 shares of Common Stock to another party for services and also in connection with the transfer of properties and the acquisition of an entity and. The last individual relinquished these warrants in December 2009 when properties and the entity were reconveyed to him. The four executives and the other party exchanged, in 2009, all of the warrants for one of two classes preferred stock that would, assuming the validity of the preferred stock, convert into the same number of common shares as could be acquired by exercising the warrants. In December 2009, all four executives cancelled these shares in exchange for an aggregate of 15,000,000 shares of Common Stock. The Company disputes that former counsel has any right to warrants, shares of Common or Preferred Stock as a result of these transactions. See Security Ownership of Certain Beneficial Owners and Management.

Item 15. Recent Sales of Unregistered Securities - continued

Shares Issued for Property Acquisitions – 15,235,000

In the 4th Quarter of 2006, we issued 7,960,000 restricted shares of our common stock to nine entities to acquire 100% ownership Emerald Energy Partners for $7,960 or $.001 per share.

In the 4th Quarter of 2007, we issued 1,000,000 restricted shares of our common stock to KT Energy for ownership interest in a new partnership.  The shares were valued at $.44 per share and the transaction value was $440,000, and in the 1st Quarter of 2008, we cancelled the 1,000,000 shares issued to KT Energy in connection with the relinquishment of our interest in the partnership.

In the 1st Quarter of 2008, we issued 1,750,000 restricted shares of our common stock to an individual and entities affiliated or associated with that individual for the acquisition of mineral rights to the Commanche County, Fannin County, Horsethief and Cookie properties.  The issuances were valued at $1,767,500, or an average of $1.01 per share. In December 2009, we reached an agreement for the return of 682,000 of these shares, a provision of the agreement that has not been honored to date.

In the 2nd Quarter of 2008, we issued 3,600,000 restricted shares of our common stock to 12 entities or individuals for the acquisition of mineral rights to the West Thrifty Unit and the Quita Field.  The acquisitions were valued at $3,600,000, or an average of $1.00 per share.

In the 3rd Quarter of 2008, we issued 500,000 restricted shares of our common stock to two entities for the acquisition of controlling interest in Small Cap Strategies, a business development company trading on the OTC Bulletin Board under the symbol SMCA.OB. The shares were valued at $500,000, or $1.00 per share. In the 4th Quarter of 2009, we issued 1,250,000 restricted shares of our common stock to one entity for per the terms of the agreement for the acquisition of Small Cap Strategies.  The value of the shares is issued is included in the original valuation of the transaction.

In the 1st Quarter of 2009, we issued 175,000 restricted shares of our common stock to one entity for the acquisition of mineral rights to the Cookie and Winston properties.  The issuance was valued at $206,500, or $1.18 per share.

Securities Issued for Interests in Drilling Properties

In 2008 and 2009 we formed joint ventures to develop the Cookie and Lionheart prospects.

In 2008, we raised $400,000 from 14 individuals for the Cookie project, issuing to these individuals, in addition to the interest in the prospect, one share for each dollar raised. Each share was considered issued for par value. After we discovered title issues in the Cookie prospect, we transferred those investors, with their consent, to interests in the Lionheart prospect.

In 2009 we raised $620,419 from 36 investors for the Lionheart project. These shares were issued as consulting shares and valued each share at $0.20 per share.

Item 16. Exhibits and Financial Statement Schedules

Exhibit	Title of Document
No.

3.1	Articles of Incorporation (1)

3.2	Certificate of Amendment to Articles of Incorporation (1)

3.3	Bylaws (1)

5.1	Legal Opinion

10.1	Agreement for Sale, Assignment and Release of Interests – Oil Creek (1)

10.2	Agreement for Sale, Assignment and Release of Interests – Cookie (1)

10.3	Agreement for Sale, Assignment and Release of Interests – Winston (1)

10.4	Agreement for Sale, Assignment and Release of Interests – Lenhart (1)

10.5	Agreement for Assignment of Rights Under Settlement Agreement (1)

10.6	Employment Agreement – W. McAndrew (1)

10.7	Employment Agreement – N. DeVito (1)

10.8	Employment Agreement – P. Wingate (1)

10.9	Settlement Agreement and Release – So. Kensington et. al. (1)

10.1	Agreement to Acquire Emerald Energy Partners, LLC (1)

10.11	Agreement to Acquire Majority Interest in Small Cap Strategies (1)

10.12	Agreement to Acquire I.R.A. Oil and Gas, LLC. (1)

10.13	Mutual Release of Claims – W. McAndrew (1)

10.14	Mutual Release of Claims – F. Schiemann (1)

10.15	Mutual Release of Claims – P. Wingate (1)

10.16	Form of Investment Agreement – Kodiak Capital

10.17	Form of Registration Rights Agreement – Kodiak Capital

10.18	Term Sheet Kodiak Capital

21.1	List of Subsidiaries (1)

23.1	Consent of Independent Accounting Firm

(1)  Incorporated by reference to our Registration Statement on Form 10 filed with the SEC on February 12, 2010.

v

Item 17. Undertakings

1.      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee” table in the effective registration statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.      The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)      If the registrant is relying on Rule 430B:

(A)     For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)      If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plano, State of Texas, on August 2, 2010.

Xtreme Oil & Gas, Inc.:

By:     /s/ Willard G. McAndrew III

Name: Willard G. McAndrew III
Title: Chief Executive Officer
Date: August 2, 2010

In accordance with the Securities and Exchange Act, this Prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:     /s/ Roger Wurtele

Name:  Roger Wurtele
Title: CFO, Principal Accounting Officer
Date: August 2, 2010